Exhibit 10.1
EXECUTION COUNTERPART
$1,450,000,000 FIRST LIEN CREDIT AND GUARANTY AGREEMENT
Dated as of December 21, 2006
Among
BOSTON GENERATING, LLC
as Borrower
and
THE GUARANTORS
as Guarantors
and
THE INITIAL LENDERS, SYNTHETIC ISSUING BANKS AND FRONTING BANK
NAMED HEREIN
as Initial Lenders, Synthetic Issuing Banks and Fronting Bank
and
CREDIT SUISSE
as First Lien Collateral Agent
and
CREDIT SUISSE
as Administrative Agent
and
CREDIT SUISSE SECURITIES (USA) LLC AND
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Co-Syndication Agents and as Co-Documentation Agents
and
CREDIT SUISSE SECURITIES (USA) LLC AND
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Lead Arrangers and as Joint Book Running Managers

Section		Page
SECTION 3.03.	Determinations Under Section 3.01	78

Article IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties	78

Article V

COVENANTS

SECTION 5.01.	Affirmative Covenants	86
SECTION 5.02.	Negative Covenants	90
SECTION 5.03.	Reporting Requirements	98
SECTION 5.04.	Financial Covenants	101

Article VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default	104
SECTION 6.02.	Actions in Respect of the Synthetic Letters of Credit upon Default	108

Article VII

THE AGENTS

SECTION 7.01.	Authorization and Action	109
SECTION 7.02.	Administrative Agent’s Reliance, Etc.	109
SECTION 7.03.	Initial Banks and Affiliates	110
SECTION 7.04.	Lender Party Credit Decision	110
SECTION 7.05.	Indemnification	110
SECTION 7.06.	Successor Administrative Agent	112

Article VIII

GUARANTY

SECTION 8.01.	Guaranty; Limitation of Liability	113
SECTION 8.02.	Guaranty Absolute	114
SECTION 8.03.	Waivers and Acknowledgments	115
SECTION 8.04.	Subrogation	116
SECTION 8.05.	Subordination	117
SECTION 8.06.	Continuing Guaranty; Assignments	117

SCHEDULES
Schedule I	—	Commitments and Applicable Lending Offices
Schedule 2.03(i)	—	Existing Letters of Credit
Schedule 4.01(b)	—	Loan Parties
Schedule 4.01(c)	—	Subsidiaries
Schedule 4.01(e)	—	Governmental Approvals and Authorizations
Schedule 4.01(g)	—	Litigation
Schedule 4.01(o)	—	Environmental Disclosure
Schedule 4.01(q)	—	Surviving Debt
Schedule 4.01(r)	—	Owned Real Property
Schedule 4.01(s)	—	Leased Real Property
Schedule 4.01(t)	—	Material Contracts
Schedule 5.01(d)	—	Insurance
Schedule 5.02(a)	—	Liens
Schedule 5.02(m)	—	2006 Base Capex Amount

EXHIBITS
Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Synthetic L/C Note
Exhibit A-3	—	Form of Term B Note
Exhibit B-1	—	Form of Notice of Borrowing
Exhibit B-2	—	Form of Notice of Issuance
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of First Lien Mortgage
Exhibit E	—	Form of Solvency Certificate
Exhibit F-1	—	Form of Consent and Agreement for Permitted Commodity Hedge and Power Sale Agreements
Exhibit F-2	—	Form of Consent and Agreement for Other Material Contracts
Exhibit F-3	—	Form of Consent and Agreement for Other Material Contracts with Affiliates
Exhibit G	—	Form of Intercreditor Agreement
Exhibit H	—	Form of Security Deposit Agreement
Exhibit I	—	Form of Annual Budget
Exhibit J	—	Form of Joinder Agreement
Exhibit K	—	Form of First Lien Security Agreement
Exhibit L	—	Form of First Lien Pledge Agreement
Exhibit M	—	Terms of Subordination
Exhibit N	—	Form of Closing Date Summary Funds Flow Memo

FIRST LIEN CREDIT AND GUARANTY AGREEMENT
          BOSTON GENERATING, LLC FIRST LIEN CREDIT AND GUARANTY AGREEMENT dated as of December 21, 2006 among BOSTON GENERATING, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Fronting Bank (as hereinafter defined), the Synthetic Issuing Bank (as hereinafter defined), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as first lien collateral agent (together with any successor collateral agent appointed pursuant to Section 7 of the Intercreditor Agreement, the “First Lien Collateral Agent”) for the First Lien Secured Parties (as hereinafter defined), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-syndication agents (together with any successor co-syndication agents, the “Co-Syndication Agents”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-documentation agents (together with any successor co-documentation agents, the “Co-Documentation Agents”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers (together with any successor joint lead arrangers, the “Joint Lead Arrangers”) and as joint lead book running managers (together with any successor joint lead arrangers, the “Joint Book Running Managers”), and CS, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the First Lien Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).
PRELIMINARY STATEMENTS:
          (1) The Borrower has requested that the Lender Parties lend to the Borrower up to $1,450,000,000 (comprised of (a) $1,130,000,000 term loan facility, (b) $250,000,000 synthetic letter of credit facility and (c) $70,000,000 synthetic working capital revolving credit facility) to repay all outstanding obligations under the Existing Credit Agreements, pay transaction fees and expenses in connection with the foregoing (“Transaction Costs”), provide security in the form of letters of credit to support the working capital needs and obligations of the Borrower and Guarantors and provide funds for ongoing working capital requirements, to fund in part the Distribution and the Tender Offer (each as hereinafter defined) and provide funds for other general corporate purposes of the Borrower and the Guarantors.
          (2) Prior to entering into this Agreement, the Borrower has entered into a certain Initial Commodity Hedge and Power Sale Agreement (as hereinafter defined) dated as of November 20, 2006, with Credit Suisse Energy LLC relating to a total of approximately 1600 MW of generating capacity.
          (3) EBG Holdings has commenced the Tender Offer (as hereinafter defined) for up to $925,000,000 of its Units (as hereinafter defined) to be financed in part with the proceeds from the Facilities (as hereinafter defined).
          (4) EBG Holdings intends to make a pro rata distribution to its unit holders, prior to the purchase of Units in the Tender Offer, in an amount of up to $40,000,000 to be financed in part with the proceeds from the Facilities (the “Distribution”).

          (5) Simultaneously with the entering into of this Agreement, the Borrower and the Guarantors are entering into that certain Second Lien Credit and Guaranty Agreement, dated as of the date hereof (the “Second Lien Credit Agreement”), with each of the banks, financial institutions and other institutional lenders party thereto from time to time (the “Second Lien Lenders”), and CS, as Second Lien Collateral Agent and as administrative agent (the “Second Lien Administrative Agent”), the proceeds of which shall be used in part to repay in full amounts outstanding under the Existing Credit Agreements.
          (6) The Lender Parties have indicated their willingness to agree to make Loans (as hereinafter defined), issue Synthetic Letters of Credit (as hereinafter defined), make the Synthetic L/C Deposits (as hereinafter defined) and make Revolving Credit-Linked Deposits (as hereinafter defined) subject to the terms and conditions of this Agreement.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Accepting Lenders” has the meaning specified in Section 2.06(c).
     “Accounts” has the meaning specified in the Security Deposit Agreement.
     “Accumulated Emissions Credits” has the meaning specified in the Security Deposit Agreement.
     “Adjusted Base Capex Allowance” means, for any Fiscal Year, $10,000,000 minus any amount that was, during the prior Fiscal Year, a Pullback Amount.
     “Adjusted Capex Limit” means, for any Fiscal Year, the Adjusted Base Capex Allowance plus any Carryover Amount for such Fiscal Year plus any Pullback Amount for such Fiscal Year.
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
     “Agents” has the meaning specified in the recital of parties to this Agreement.
     “Agreement” means this First Lien Credit and Guaranty Agreement, as amended.
     “Agreement Value” means, for each Hedge Agreement or Commodity Hedge and Power Sale Agreement, on any date of determination, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement or Commodity Hedge and Power Sale Agreement, as the case may be, in accordance with its terms as if an Early Termination Event has occurred on such date of determination.
     “Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Loan and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan, Synthetic L/C Deposit or Revolving Credit-Linked Deposit.
     “Applicable Margin” means 1.25% per annum for Base Rate Loans and 2.25% per annum for Eurodollar Rate Loans, Revolving Credit-Linked Deposit and the Synthetic L/C Deposits (including with respect to the calculation of the fees set forth in Section 2.08).
     “Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender for purposes of Section 2.18 or the calculation of the Revolving Credit Exposure, the percentage of the Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitments.
     “Appropriate Lender” means, at any time, with respect to (a) any of the Term B Facility or the Revolving Credit Facility, a Lender (including the Fronting Bank) that has a Commitment with respect to such Facility at such time and (b) the Synthetic L/C Facility, the Synthetic L/C Lenders and the Synthetic Issuing Bank.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.
     “Asset Sale” has the meaning specified in the Security Deposit Agreement.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
     “Auction Date” means the date of the consummation of the Tender Offer.
     “Available Amount” of any Synthetic Letter of Credit means, at any time, the maximum amount (whether or not such maximum amount is then in effect under such Synthetic Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Synthetic Letter of Credit) available to be drawn under such Synthetic Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Base Capex Amount” means, for each Fiscal Year, $10,000,000; provided that the Base Capex Amount for the 2006 Fiscal Year shall be $12,093,000 to be utilized for the Capital Expenditures set forth on Schedule 5.02(m) only.
     “Base Case Projections” has the meaning specified in Section 3.01(a)(xiii).
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced by CS in New York, New York, from time to time, as the prime rate; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Base Rate Loan” means any Loan that bears interest as provided in Section 2.07(a)(i).
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrowing” means a Term B Borrowing, a Revolving Credit Borrowing or a Synthetic L/C Borrowing, as the context may require.
     “Budget” has the meaning specified in Section 5.03(d).

     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, Synthetic Letter of Credit, Revolving Credit-Linked Deposit or a Synthetic L/C Deposit, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Cabot Guaranty” means the guaranty dated as of January 15, 2000, by Cabot LNG LLC, a Delaware limited liability company, in favor of Mystic Development and Exelon New England Power Marketing Limited Partnership, a limited partnership organized under the laws of Delaware.
     “Call Premium” shall mean, with respect to any applicable commitment reduction under Section 2.05(a) or any applicable prepayment under Section 2.06(a), an amount equal to (a) 1.00% of the aggregate amount of such commitment reduction or the aggregate principal amount of such prepayment (as applicable) if such commitment reduction or such prepayment (as applicable) occurs within twelve (12) months of the Effective Date. Any commitment reduction or prepayment made more than twelve (12) months after the Effective Date will not be subject to the Call Premium.
     “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person plus (b) the aggregate principal amount of all Debt (including obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, “Capital Expenditures” shall not include: (i) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds, except to the extent that the gross amount of such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be and (ii) expenditures made as a part of a Permitted Development so long as such expenditure is included in the calculation of the aggregate amount of consideration payable for such Permitted Development and is permitted by the terms of this Agreement.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Carryover Amount” means, for any Fiscal Year, the amount (not to exceed $10,000,000, provided that the Carryover Amount for the 2007 and 2008 Fiscal Years shall also include that portion of the Base Capex Amount for the 2006 Fiscal Year not utilized in the prior year) by which the Adjusted Base Capex Allowance for the prior Fiscal Year plus any Carryover Amount as determined during such prior Fiscal Year exceeds Capital Expenditures made in such prior Fiscal Year.

     “Cash” means money, currency or a credit balance in any demand account or deposit account.
     “Cash Equivalents” has the meaning specified in the Security Deposit Agreement.
     “Casualty Event” has the meaning specified in the Security Deposit Agreement.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change of Control” means, at any time after the Auction Date, any “person” or “group” (within the meaning of Rules 13(d) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) (other than any such “person” or “group” holding, directly or indirectly, beneficially or of record, any Equity Interests in EBG Holdings as of the Auction Date) (the “Proposed Acquiror”) shall have acquired ownership, directly or indirectly, beneficially or of record, of more than 35% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in EBG Holdings unless (i) such Proposed Acquiror is a Qualified Owner and (ii) each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Facilities (as in effect immediately prior to such acquisition) after giving effect to such acquisition. For the purposes of this definition, a “person” or “group” shall not include any of the unit holders of EBG Holdings solely by virtue of such unit holders being a party to the limited liability company agreement of EBG Holdings.
     “Closing Date Summary Funds Flow Memo” has the meaning specified in Section 3.01(l).
     “Co-Documentation Agent” has the meaning specified in the recital of parties to this Agreement.
     “Co-Syndication Agents” has the meaning specified in the recital of parties to this Agreement.
     “Collateral” means all Property (including Equity Interests in any Guarantor) of the Loan Parties, now owned or hereafter acquired, other than Excluded Property.
     “Collateral Agent’s Office” means, with respect to the First Lien Collateral Agent or any successor First Lien Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

     “Commitment” means a Term B Commitment, a Revolving Credit Commitment, a Synthetic L/C Deposit Commitment or a Synthetic L/C Issuing Commitment, as the context may require.
     “Commodity Hedge and Power Sale Agreement” means, with respect to power, electricity, capacity, ancillary services, electric transmission, weather, fuel, fuel transmission, fuel transportation, fuel storage, heat rate options, emissions allowances and emissions credits and, in the case of each of the foregoing, products related thereto, any swap, cap, collar, floor, ceiling, option, future, forward, spot agreement, contract for differences, basis trade, purchase agreement, sale agreement, netting agreement, tolling agreement or any other similar agreement, whether physical or financial, entered into with respect to any commodity or commodity-related product.
     “Commodity Hedge Counterparty” means any Person that (a) (i) is a commercial bank, insurance company, investment fund or other similar financial institution (including CS) or any Affiliate thereof which is engaged in the business of entering into Commodity Hedge and Power Sale Agreements, (ii) is a public utility or (iii) is in the business of selling, marketing, purchasing, transporting, distributing or storing electric energy, fuel, oil, natural gas or weather-related derivatives, as applicable, and (b) at the time the applicable Permitted Commodity Hedge and Power Sale Agreement is entered into, has a Required Rating.
     “Communications” has the meaning specified in Section 9.02(b).
     “Comparable Project” means one or more electric generating facilities that are of a size and scope substantially similar to or greater than the Projects taken as a whole.
     “Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated Adjusted EBITDA” means, for any period (without duplication), an amount determined for the Borrower and its Subsidiaries on a Consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Cash Interest Expense, (iii) provisions for taxes based on income, (iv) Cash proceeds of any Permitted Emissions Sales Gains, (v) total depreciation expense, (vi) total amortization expense, (vii) other non-Cash items reducing Consolidated Net Income for such period, including unrealized losses attributable to the change in fair market value of all Commodity Hedge and Power Sale Agreements and Hedge Agreements and accruals for liquidated damages and related late fees associated with the Distrigas Litigation described in Schedule 4.01(g) (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (b) to the extent included in determining Consolidated Net Income, other non-Cash items increasing Consolidated Net Income for such period, including unrealized gains attributable to the changes in fair market value of all Commodity Hedge and Power Sale Agreements and Hedge Agreements (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period). For purposes of this definition, Consolidated Adjusted EBITDA for each of the periods ending the last day of each of June, September and December 2006 shall be deemed to be $57,250,000, $57,250,000 and $57,250,000, respectively.
     “Consolidated Cash Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a Consolidated basis with respect to all outstanding Debt for Borrowed Money of the Borrower and its Subsidiaries for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net obligations under Hedge Agreements, but excluding, however, (a) any amount for related late fees and interest associated with the Distrigas Litigation described in Schedule 4.01(g), (b) interest payable under the Borrower’s fuel oil inventory program permitted pursuant to Section 5.02(b)(v)(B) and (c) interest and fees associated with RMR Revenues subject to refund. For purposes of determining Consolidated Cash Interest Expense for any period ending prior to January 1, 2008, Consolidated Cash Interest Expense shall be deemed to be: (i) for the Fiscal Quarter ending March 31, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarter multiplied by (y) four (4), (ii) for the two Fiscal Quarters ending June 30, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarters multiplied by (y) two (2), (iii) for the three Fiscal Quarters ending September 30, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarters multiplied by (y) four-thirds (4/3), and (iv) for the four Fiscal Quarters ending December 31, 2007, actual Consolidated Cash Interest Expense for such Fiscal Quarters.
     “Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for such period determined in conformity with GAAP, minus (b) to the extent otherwise included in Consolidated Net Income, (i) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (ii) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Plan, (iii) (to the extent not included in clauses (i) and (ii) above) any net extraordinary gains or net extraordinary losses and (iv) income attributable to the RMR Agreement (other than Permitted RMR Revenues) plus (c) without duplication, Permitted RMR Revenues. In addition, Consolidated Net Income for any period shall reflect expenses associated with long-term service agreements on the basis of equivalent operating hours incurred during such period (instead of on the basis of maintenance work performed during such period as required by GAAP).
     “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Debt for Borrowed Money of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.
     “Contractual Obligations” means, as applied to any Person, any provision of any Equity Interests issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.
     “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Conversion,” “Convert” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.09 or 2.10.
     “CS” has the meaning specified in the recital of parties to this Agreement.
     “Cure Notice” has the meaning specified in Section 5.04(c)(ii).
     “Debt” of any Person means, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue (unless being contested in good faith by appropriate proceedings for which reserves and other appropriate provisions, if any, required by GAAP shall have been made) by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations of such Person in respect of Hedge Agreements and Commodity Hedge and Power Sale Agreements (valued at the Agreement Value thereof), in each case, pursuant to an International Swap Dealers Association agreement, form or other similar arrangement, (h) all Guaranteed Debt and Synthetic Debt of such Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
     “Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, and (b) all Synthetic Debt of such Person at such date; provided that with respect to each of clause (a) and (b) above, any amounts associated with unutilized and undrawn amounts under the Synthetic L/C Facility and the Revolving Credit Facility shall not be deemed Debt for Borrowed Money.
     “Declining Lender” has the meaning set forth in Section 2.06(c).
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
     “Default Interest” has the meaning set forth in Section 2.07(b).
     “Depositary” has the meaning specified in the Security Deposit Agreement.
     “Distribution” has the meaning set forth in the preliminary statements to this Agreement.
     “Distrigas Guaranty” means the guaranty dated as of January 15, 2000, by Exelon New England Holdings, LLC, a Delaware limited liability company, in favor of Distrigas of Massachusetts Corporation and its successors.
     “Distrigas Litigation” means that certain case pending in the Suffolk County, Massachusetts Superior Court (Civil Action No: 05-0764) entitled Distrigas of Massachusetts, LLC v. Mystic Development and Exelon New England, LLC, as described in Schedule 4.01(g).
     “Dollars” and the sign “$” mean the lawful currency of the United States of America.
     “Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

     “Early Termination Event” has the meaning specified in the Intercreditor Agreement.
     “EBG Holdings” means EBG Holdings LLC, a Delaware limited liability company.
     “EBG Holdings O&M Costs” has the meaning specified in the Security Deposit Agreement.
     “EBG Holdings Tax Liabilities” has the meaning specified in the Security Deposit Agreement.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent, (ii) in the case of an assignment of a Synthetic L/C Deposit Commitment, the Synthetic Issuing Bank and (iii) in the case of an assignment of a Revolving Credit-Linked Deposit, the Fronting Bank (each such approval not to be unreasonably withheld or delayed); provided, however, that (i) with respect to an assignment of a Synthetic L/C Issuing Commitment, such Eligible Assignee must also be an Eligible Bank and (ii) no Loan Party shall qualify as an Eligible Assignee under this definition.
     “Eligible Bank” means any bank or financial institution established under the laws of the United States, any State thereof or any other country that is a member of the OECD which has a long term unsecured non-credit enhanced rating of A3 or higher from Moody’s and A- or higher from S&P.
     “Eligible Permitted Commodity Hedge and Power Sale Agreement” means any Permitted Commodity Hedge and Power Sale Agreement entered into by any Loan Party which, at the time such Permitted Commodity and Hedge and Power Sale Agreement is entered into, is structured such that the Commodity Hedge Counterparty’s credit exposure and active or projected mark-to-market exposure to the Borrower or any other Loan Party is positively correlated with the price of the relevant commodity (including “spark spread”), including the Initial Commodity Hedge and Power Sale Agreement.
     “Environmental Action” means any action, suit, demand, demand letter, claim, written notice of non compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

     “Environmental Law” means any Federal, state or local statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Materials, health or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Cure” has the meaning specified in Section 5.04(c).
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such             shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “Equity Issuance” has the meaning specified in the Security Deposit Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b) or (c) of the Internal Revenue Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which had been nominated by the British Bankers’ Association as a authorized information vendor for the purpose of displaying such rates) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period, the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered to major banks in the London interbank market in London, England at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing, any Interest Period for the Revolving Credit-Linked Deposits or any Investment Period for the Synthetic L/C Deposits means the reserve percentage applicable two Business Days before the first day of such Interest Period or Investment Period, as applicable, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans, Revolving Credit-Linked Deposits or Synthetic L/C Deposits is determined) having a term equal to such Interest Period.
     “Event of Eminent Domain” has the meaning specified in the Security Deposit Agreement.
     “Events of Default” has the meaning specified in Section 6.01.
     “EWG” has the meaning specified in Section 4.01(v).
     “Excess Duration Transaction” has the meaning specified in Section 5.02(l).
     “Excluded Property” has the meaning specified in the Intercreditor Agreement.
     “Existing Credit Agreements” means, collectively, (i) the Amended and Restated First Lien Credit and Reimbursement Agreement dated as of October 11, 2005 among the Borrower, the First Lien Term Lenders named therein, the Working Capital Lenders named therein, the LC Lenders named therein, the LC-DSR Lenders named therein, CS, as First Lien Administrative Agent and CS, as Collateral Agent and (ii) the Amended and Restated Second Lien Credit and Reimbursement Agreement dated as of October 11, 2005 among the Borrower, the Second Lien Lenders named therein, CS, as Second Lien Administrative Agent and CS, as Collateral Agent.
     “Existing Debt” means Debt of each Loan Party outstanding immediately before the occurrence of the Effective Date.
     “Existing Letters of Credit” means each letter of credit set forth on Schedule 2.03(i).
     “Facility” means the Term B Facility, the Synthetic L/C Deposit Facility, the Synthetic L/C Facility or the Revolving Credit Facility, as the context may require.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Fee Letter” means the fee letter dated November 20, 2006 between the Borrower and CS as Administrative Agent and First Lien Collateral Agent, as amended.
     “FERC” means the Federal Energy Regulatory Commission and its successors.
     “Financial Covenants” has the meaning specified in Section 5.04(c).
     “First Lien Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
     “First Lien Collateral Documents” means the First Lien Pledge Agreement, First Lien Security Agreement, the Security Deposit Agreement, the First Lien Mortgages, each First Lien Consent and Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Parties.
     “First Lien Consent and Agreement” means (a) with respect to the Initial Commodity Hedge and Power Sale Agreement, a consent and agreement in substantially the form attached hereto as Exhibit F-1, and (b) with respect to any Material Contract entered into after the Effective Date, (i) if such Material Contract is a Permitted Commodity Hedge and Power Sale Agreement, a consent and agreement in favor of the First Lien Collateral Agent (for the benefit of the First Lien Secured Parties) in substantially the form attached hereto as Exhibit F-1 and (ii) in the case of any other such Material Contract, a consent and agreement in favor of the First Lien Collateral Agent (for the benefit of the First Lien Secured Parties) in substantially the form attached hereto as Exhibit F-2 or, in either case, otherwise in form and substance reasonably satisfactory to the First Lien Collateral Agent and the Administrative Agent.
     “First Lien Debt Service Reserve Requirement” means (a) on the Effective Date, $53,300,000 and (b) on any date of determination occurring after the Effective Date, an amount equal to 100% of the sum of the reasonably anticipated aggregate scheduled principal pursuant to Section 2.04(a) other than with respect to such principal payable on the Term B Maturity Date, interest and fees (including Participation Fees and other fees payable pursuant to Section 2.08) payable during the following six month period occurring after such date of determination in respect of the Facilities.
     “First Lien Mortgage Policies” has the meaning specified in Section 3.01(a)(iv)(C).
     “First Lien Mortgages” has the meaning specified in Section 3.01(a)(iv) and shall include any other deed of trust, trust deed, mortgage, leasehold mortgage or leasehold deed of trust delivered from time to time after the date hereof pursuant to Section 5.01(j), in each case as amended.

     “First Lien Obligations” has the meaning specified in the Intercreditor Agreement.
     “First Lien Pledge Agreement” means that certain First Lien Pledge Agreement substantially in the form attached hereto as Exhibit L and dated as of December 21, 2006 by EBG Holdings in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Parties, as amended.
     “First Lien Secured Parties” has the meaning specified in the Intercreditor Agreement.
     “First Lien Security Agreement” means that certain First Lien Security Agreement substantially in the form attached hereto as Exhibit K and dated December 21, 2006 by the Borrower and the Guarantors in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Parties, as amended.
     “First Offer” has the meaning specified in Section 2.06(c).
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
     “Fore River” means Fore River Development, LLC, a Delaware limited liability company.
     “Fore River Project” means a combined-cycle electric generating facility in Weymouth and Quincy, Massachusetts and owned by Fore River with a nominal capacity of 807 MW in operation.
     “FPA” means the Federal Power Act, as amended.
     “Fronting Bank” means CS, as the Lender of Revolving Credit Loans.
     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “Funded Revolving Credit Loan” has the meaning specified in Section 2.18(c).
     “Funding Account” has the meaning specified in the Security Deposit Agreement.
     “GAAP” has the meaning specified in Section 1.03.
     “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental,

executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
     “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
     “Granting Lender” has the meaning specified in Section 9.07(l).
     “Guaranteed Debt” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
     “Guaranteed Obligations” has the meaning specified in Section 8.01.
     “Guarantors” means BG Boston Services, LLC, BG New England Power Services, Inc. and each of the Project Companies and each other Person becoming a party hereto pursuant to Section 5.01(k) by the execution and delivery of a Joinder Agreement substantially in the form attached hereto as Exhibit J.
     “Guaranty” means the guaranty of the Guarantors set forth in Article VIII.

     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements but excluding any Commodity Hedge and Power Sale Agreement.
     “Hedge Bank” means any Person that is a commercial bank, insurance company or other similar financial institution, or any Affiliate thereof, that (a) is engaged in the business of entering into interest rate Hedge Agreements and (b) at the time the applicable Hedge Agreement is entered into, has a Required Rating.
     “Honor Date” has the meaning specified in Section 2.03(d)(i).
     “Indemnified Costs” has the meaning specified in Section 7.05.
     “Indemnified Party” has the meaning specified in Section 9.04(b).
     “Independent Engineer” means any independent consulting engineer reasonably acceptable to the Administrative Agent retained on behalf of or for the benefit of the Lender Parties from time to time, including, as of the date hereof, Black & Veatch Corporation.
     “Independent Insurance Consultant” means any independent insurance consultant reasonably acceptable to the Administrative Agent retained on behalf of or for the benefit of the Lender Parties from time to time, including, as of the date hereof, ARM Tech, a division of AON Risk Services, Inc.
     “Independent Power Market Consultant” means any independent power market consultant reasonably acceptable to the Administrative Agent retained on behalf of or for the benefit of the Lender Parties from time to time, including, as of the date hereof, Navigant Consulting, Inc.
     “Initial Banks” means the Administrative Agent, the First Lien Collateral Agent, the Synthetic Issuing Bank, each Co-Syndication Agent, each Co-Documentation Agent, each Joint Book Running Manager and each Joint Lead Arranger.
     “Initial Commodity Hedge and Power Sale Agreements” means, collectively:
     (a) the ISDA Master Agreement dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC;

     (b) the Schedule to the 1992 ISDA Master Agreement dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC;
     (c) two Confirmations to Credit Suisse Energy LLC Re: Financial Put Swaption — Cash Settled dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC; and
     (d) two Confirmations to Credit Suisse Energy LLC Re: Financial Swap — Cash Settled dated as of November 20, 2006 between Credit Suisse Energy LLC and Boston Generating, LLC;
     in each case as amended.
     “Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Synthetic Letter of Credit hereunder.
     “Initial Lender Parties” means the Initial Synthetic Issuing Banks and the Initial Lenders.
     “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.
     “Initial Operating Budget” has the meaning specified in Section 3.01(a)(xiii).
     “Initial Synthetic Issuing Bank” means the bank listed on the signature pages hereof as the Initial Synthetic Issuing Bank.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Insurance Proceeds” has the meaning set forth in the Security Deposit Agreement.
     “Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement substantially in the form attached hereto as Exhibit G, dated as of December 21, 2006, by and among the Borrower, the Guarantors, EBG Holdings, the First Lien Collateral Agent, the Second Lien Collateral Agent, First Lien Administrative Agent, CS, as Second Lien Administrative Agent, certain Commodity Hedge Counterparties and the other Persons party thereto from time to time, as amended.
     “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (b) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.
     “Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or, if available to each Appropriate Lender, nine or twelve months or such other period acceptable to the Administrative Agent, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Loan under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Loans and of Eurodollar Rate Loans having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Loans under such Facility due and payable on or prior to such date;
     (b) [Reserved]
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and
     (e) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than twelve different dates (it being understood that there shall not be more than twelve contracts in respect of Eurodollar Rate Loans in effect at any one time).
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.
     “Investment Period” means, relative to any Synthetic L/C Deposits earning a Participation Fee, the period beginning on (and including) the date on which such Synthetic L/C Deposit is deposited or on the last day of the preceding Investment Period and ending on (but excluding) the last Business Day of each March, June, September and December; provided, however, that (a) if any such Investment Period would otherwise end on a day which is not a Business Day, such Investment Period shall end on the preceding Business Day and (b) the first Investment Period after the Effective Date shall be comprised of the period beginning on (and including) the Effective Date and ending on March 30, 2007.
     “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit J.
     “Joint Book Running Managers” has the meaning specified in the recital of parties to this Agreement.
     “Joint Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
     “K Road Manager” means K Road BG Management, LLC, a Delaware limited liability company.
     “L/C Related Documents” has the meaning specified in Section 2.03(g)(i).
     “Lender Party” means any Lender, any Fronting Bank or any Synthetic Issuing Bank.
     “Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
     “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.
     “Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance,

collateral assignment, charge or security interest in, on or of such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), relating to such Property, and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities. For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than Contractual Obligations constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of the Loan Documents.
     “Loan” means a Term B Loan, a Revolving Credit Loan or a Synthetic L/C Loan, as the context may require.
     “Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Intercreditor Agreement, (e) the First Lien Collateral Documents and (f) the Fee Letter, in each case as amended.
     “Loan Parties” means the Borrower and the Guarantors.
     “Local Accounts” has the meaning specified in the Security Deposit Agreement.
     “Management and Operation Agreements” means each of the Management and Operation Agreements each dated as of October 11, 2005 between K Road Manager and each of the Borrower and the Project Companies.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Change” means any change, occurrence or development (including, without limitation, as a result of regulatory changes applicable to the Borrower or any of its Subsidiaries) that has had or could reasonably be expected to have a Material Adverse Effect.
     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, results or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or the Lender Parties, taken as a whole, under any Loan Document or (c) the ability of the Loan Parties to perform their respective Obligations under the Loan Documents.
     “Material Contract” means (a) each of the agreements set forth on Schedule 4.01(t), (b) any Permitted Commodity Hedge and Power Sale Agreement with a term in excess of 14 months after the first delivery or settlement thereunder, and (c) any other Contractual Obligation (other than the Loan Documents or any Related Document) entered into after the date hereof by any Loan Party for which breach, nonperformance or cancellation could reasonably be expected to have a Material Adverse Effect.

     “Mezzanine Documents” means the Credit Agreement dated as of December 21, 2006 among EBG Holdings, the financial institutions and lenders party thereto from time to time and CS, as administrative agent and each of the other Loan Documents referred to therein (other than the Fee Letter referred to therein).
     “Moody’s” means Moody’s Investors Services, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Mystic 8&9 Project” means two (2) combined-cycle electric generating facilities with a combined nominal capacity of 1614 MW in operation in Everett, Massachusetts owned by Mystic Development.
     “Mystic Development” means Mystic Development, LLC, f/k/a Exelon Mystic Development LLC, a Delaware limited liability company.
     “Mystic I” means Mystic I, LLC, a Delaware limited liability company.
     “Mystic Station Project” means an electric generating facility with a nominal capacity of 576 MW in operation in Everett, Massachusetts and owned by Mystic I.
     “Net Cash Proceeds” has the meaning specified in the Security Deposit Agreement.
     “Non-Consenting Lender” has the meaning specified in Section 9.01(c).
     “Note” means a Term Note, a Revolving Credit Note or a Synthetic L/C Note, as the context may require.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a).
     “Notice of Renewal” has the meaning specified in Section 2.01(d)(iii).
     “Notice of Termination” has the meaning specified in Section 2.01(d)(iii).

     “NPL” means the National Priorities List under CERCLA.
     “Obligation” means all payment obligations of every nature of each Loan Party from time to time owed to any Agent (including former Agents) or any Lender Party from time to time under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Synthetic Letters of Credit, fees (including Participation Fees and other fees payable pursuant to Section 2.08), expenses, indemnification or otherwise.
     “Offer Period” has the meaning specified in Section 2.15(a).
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Participation Fee” has the meaning specified in Section 2.08(b)(ii).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Commodity Hedge and Power Sale Agreement” means (a) Permitted Trading Activity entered into by any Loan Party and a Commodity Hedge Counterparty, including, without limitation, the Initial Commodity Hedge and Power Sale Agreements and (b) the transactions pursuant to each of the Material Contracts set forth on Part II of Schedule 4.01(t) (as amended, modified or replaced).
     “Permitted Development” means, after the Effective Date, the development or construction of any electric generating facility; provided that at the time any amount is invested (or committed to be invested) in respect of Permitted Developments that exceeds amounts permitted to be invested pursuant to Section 5.02(f)(ix) each of the following conditions are met:
     (a) the Permitted Development is financed with amounts permitted pursuant to Sections 5.02(b)(iii) and 5.02(f)(viii);
     (b) the Independent Engineer shall have certified that any such development or construction would not reasonably be expected to materially and adversely impact the operation of the Projects or the efficient generation and distribution of electricity from the Projects (both during and after such development or construction) and shall have confirmed to the Lenders that amounts invested and committed to be invested by the Borrower and the Guarantors are sufficient to pay for all costs associated therewith; and

     (c) each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Facilities (as in effect immediately prior to giving effect to such Permitted Development).
     “Permitted Development Subsidiary” means any Subsidiary of a Loan Party created in connection with any Permitted Development.
     “Permitted Emissions Sales Gains” means gains (determined in accordance with GAAP) from the sales of Accumulated Emissions Credits to the extent such proceeds are deposited into the Revenue Account in accordance with the Security Deposit Agreement.
     “Permitted Encumbrances” means the Liens and encumbrances of record identified in the First Lien Mortgage Policies as of the Effective Date.
     “Permitted Liens” means (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business (i) for amounts that are not overdue or (ii) for amounts that are overdue that (A) do not materially adversely affect the use of, and which do not individually or in the aggregate materially affect the value of, the Property to which they relate or (B) are bonded or are being contested in good faith by appropriate proceedings for which reserve and other appropriate provisions, if any, required by GAAP shall have been made; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security legislation or other similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens arising from judgments (or the payment of money not constituting a Default under Section 6.01(h)) or securing appeal or other surety bonds related to such judgments; (f) Permitted Encumbrances; and (g) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title and any zoning (or other similar restrictions to, or vested in, any governmental office or agency to control or regulate the use of any Real Property), that individually or in the aggregate do not materially adversely affect the value of said Real Property or materially impair the ability of the Loan Parties to operate the Real Property to which they relate in the ordinary course of business.
     “Permitted RMR Revenues” means, for any period, funds transferred to the Revenue Account pursuant to Section 3.15(a)(iv) of the Security Deposit Agreement; provided that for purposes of determining the applicable Fiscal Quarter to which such funds will be included in Consolidated Net Income, funds transferred within 45 days following any Fiscal Quarter shall be deemed, at the option of the Borrower, to be included (without duplication) in Consolidated Net Income for such Fiscal Quarter or the immediately preceding Fiscal Quarter.

     “Permitted Trading Activity” means the entry into of any Commodity Hedge and Power Sale Agreement in a manner consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Projects or any Permitted Development, whether physical or financial, in each case, to the extent such activity is conducted in the ordinary course of business of the Borrower and the other Loan Parties.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 9.02(b).
     “Pledged Debt” has the meaning specified in the First Lien Security Agreement.
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Prepayment Account” has the meaning specified in the Security Deposit Agreement.
     “Prepayment Amount” has the meaning specified in Section 2.06(c).
     “Pro Rata Share” of any amount means, (a) with respect to any Revolving Credit Lender at any time and with respect to the Revolving Credit Facility, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate amount of the Revolving Credit Facility at such time, (b) with respect to any Term B Lender at any time and with respect to the Term B Facility, the product of such amount times a fraction the numerator of which is the amount of Loans owed to such Term B Lender under the Term B Facility at such time and the denominator of which is the aggregate amount of the Loans then outstanding and owed to all Term B Lenders under the Term B Facility at such time and (c) with respect to any Synthetic L/C Lender at any time and with respect to the Synthetic L/C Facility, the product of such amount times a fraction the numerator of which is the amount of the sum of the Synthetic L/C Loans owed to such Synthetic L/C Lender under the Synthetic L/C Facility at such time plus the amount of such Synthetic L/C Lender’s Synthetic L/C Deposit at such time and the denominator of which is the aggregate amount of the Synthetic L/C Loans then outstanding and owed to all Synthetic L/C Lenders under such Synthetic L/C Facility at such time plus the amount of all Synthetic L/C Deposits in respect of such Synthetic L/C Facility at such time.

     “Project Company” means each of Mystic I, Mystic Development and Fore River (and collectively, the “Project Companies”).
     “Projects” means Mystic Station Project, Mystic 8&9 Project, Fore River Project and, if applicable, the Permitted Development.
     “Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether intangible or tangible.
     “Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as are commonly used by electric generating stations in the United States utilizing comparable fuels as good, safe and prudent engineering practices would dictate in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical generating stations, with commensurate standards of safety, performance, dependability (including the implementation of procedures that shall not adversely affect the long term reliability of the Projects, in favor of short term performance), efficiency and economy, in each such case as the same may evolve from time to time, consistent with applicable law and considering the state in which a Project is located and the type and size of such Project. “Prudent Industry Practice” as defined herein does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.
     “PUHCA” has the meaning specified in Section 4.01(v).
     “Pullback Amount” means, for any Fiscal Year, the amount (not to exceed $10,000,000) of the Base Capex Allowance for the following Fiscal Year which the Borrower, in its sole discretion, allocates to Capital Expenditures in the current Fiscal Year.
     “Qualified Owner” means any Person (including any Person Controlled by such Person) that (a) is a past or present owner of a Comparable Project, (b) has substantial experience as an operator of a Comparable Project or (c) has contracted for the operation of the Projects by K Road Manager or by a Person meeting the requirements of clause (b) of this definition.
     “Real Properties” means each item of Property listed on Schedules 4.01(r) and 4.01(s) hereto and any other real property subsequently acquired by any Loan Party covered by Section 5.01(j) hereof.
     “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
     “Register” has the meaning specified in Section 9.07(e).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Documents” means the Initial Commodity Hedge and Power Sale Agreements, the Second Lien Loan Documents, the Mezzanine Documents and the Secured Hedge Agreements.
     “Related Fund” means, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
     “Repayment Event” means the satisfaction of the following conditions: (a) the repayment in full in Cash of all of the outstanding principal amount of the Loans and all other Obligations (other than contingent Obligations) due and payable under the Loan Documents, (b) the termination of all Commitments and (c) the termination and cancellation of all Synthetic Letters of Credit (unless such Synthetic Letters of Credit are cash collateralized on terms, conditions and amounts (but no more than 103.0% of the Available Amount of such Synthetic Letters of Credit) reasonably satisfactory to the Administrative Agent and the Synthetic Issuing Bank).
     “Replacement Commodity Hedge and Power Sale Agreement” means, with respect to any Initial Commodity Hedge and Power Sale Agreement and the Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s), any Eligible Permitted Commodity Hedge and Power Sale Agreement entered into by any Loan Party after the date hereof: (a) with a termination date that is no earlier than the termination date of the relevant Eligible Permitted Commodity Hedge and Power Sale Agreement it replaces; (b) that is otherwise on terms substantially consistent with, or more favorable to the Loan Parties than, the relevant Eligible Permitted Commodity Hedge and Power Sale Agreement it replaces; and (c) with respect to which the Borrower has delivered to the Administrative Agent amended projections giving pro forma effect to such replacement Eligible Permitted Commodity Hedge and Power Sale Agreement prepared in good faith based on reasonable assumptions in light of the conditions existing at such time and showing to the reasonable satisfaction of the Administrative Agent compliance with Section 5.04 at all times until the earlier of (i) the Term B Maturity Date or (ii) the termination date applicable to such replacement Eligible Permitted Commodity Hedge and Power Sale Agreement.
     “Replacement Material Contract” shall mean any one or more contracts entered into in replacement of an existing Material Contract (i) with terms taken as a whole, as favorable to the Loan Parties as can be obtained based on market conditions prevailing at such time and (ii) with one or more counterparties (including any guarantor of, or letter of credit or other credit support providers to, such counterparty’s obligations) having substantially similar creditworthiness on the date of such replacement as the counterparty to the Material Contract being replaced.
     “Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of (without duplication) (a) the aggregate principal amount of the Loans outstanding at such time plus (b) the aggregate Available Amount of all Synthetic Letters of Credit outstanding at such time plus (c) the aggregate amount of all Unused Working Capital Commitments at such time plus (d) the aggregate amount of the Synthetic L/C Deposits at such time.
     “Required Rating” means with respect to (a) any Commodity Hedge Counterparty that is described in clause (a)(i) of the definition of “Commodity Hedge Counterparty” or any Hedge Bank either (i) the unsecured senior debt obligations of such Person are rated at least A3 by Moody’s and at least A- by S&P or (ii) such Person’s obligations under any applicable Permitted Commodity Hedge and Power Sale Agreement or Secured Hedge Agreement, as the case may be, are guaranteed by (or supported by a letter of credit provided by) a Person whose unsecured senior debt obligations are rated at least A3 by Moody’s and at least A- by S&P and (b) any other Commodity Hedge Counterparty either (i) the unsecured senior debt obligations of such Person are rated at least Baa3 by Moody’s and at least BBB- by S&P, (ii) such Commodity Hedge Counterparty’s obligations under any applicable Permitted Commodity Hedge and Power Sale Agreement are guaranteed by a Commodity Hedge Counterparty that is described in clause (a)(ii) of the definition of “Commodity Hedge Counterparty” whose unsecured senior debt obligations are rated at least Baa3 by Moody’s and at least BBB- by S&P or (iii) such Commodity Hedge Counterparty’s obligations under any applicable Permitted Commodity Hedge and Power Sale Agreement are supported by a letter of credit provided by a Person whose unsecured senior debt obligations are rated at least A3 by Moody’s and at least A- by S&P.
     “Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer, senior vice president, treasurer, chief financial officer or director of finance.
     “Revenue Account” has the meaning specified in the Security Deposit Agreement.
     “Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of the Revolving Credit Commitments.
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by the Revolving Credit Lenders.
     “Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the amount that such Revolving Credit Lender is required hereby to maintain as its Revolving Credit-Linked Deposit, as such amount may be reduced or increased from time to time pursuant to Section 2.05 and Section 2.18(c) and through assignments by or to such Lender pursuant to Section 9.07. The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment is set forth in an Assignment Agreement pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments is $70,000,000.
     “Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, its Applicable Revolving Credit Percentage of the outstanding principal amount of the Revolving Credit Loans.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
     “Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.
     “Revolving Credit-Linked Deposit” means, with respect to each Revolving Credit Lender at any time, amounts actually on deposit in the Revolving Credit-Linked Deposit Account to the credit of such Lender’s Revolving Credit-Linked Sub-Account at such time.
     “Revolving Credit-Linked Deposit Account” means the “Revolving Credit Lenders (Boston Gen) Credit-Linked Deposit Account” established by the Administrative Agent pursuant to Section 2.18(a).
     “Revolving Credit-Linked Sub-Account” has the meaning set forth in Section 2.18(a).
     “Revolving Credit Loan” has the meaning specified in Section 2.01(c).
     “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Loans made by such Lender, as amended.
     “Revolving Credit Termination Date” means the earlier of (a) December 20, 2013 and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01.
     “RMR Agreement” means the Cost-of-Service Agreement, effective as of January 1, 2006, among Mystic Development, LLC, Sempra Energy Trading Corp. and ISO New England Inc.
     “RMR Revenues” has the meaning specified in the Security Deposit Agreement.

     “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
     “Second Lien Administrative Agent” has the meaning specified in the preliminary statements to this Agreement.
     “Second Lien Collateral Agent” has the meaning specified in the Intercreditor Agreement.
     “Second Lien Collateral Documents” has the meaning specified in the Intercreditor Agreement.
     “Second Lien Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.
     “Second Lien Lenders” has the meaning specified in the preliminary statements to this Agreement.
     “Second Lien Loan Documents” has the meaning specified in the Intercreditor Agreement.
     “Second Lien Secured Parties” has the meaning specified in the Intercreditor Agreement.
     “Second Offer” has the meaning specified in Section 2.06(c).
     “Secured Hedge Agreement” means any Hedge Agreement required to be entered into by the Borrower with any Hedge Bank pursuant to Section 5.01(m) and any other Hedge Agreement entered into by the Borrower with any Hedge Bank in the ordinary course of business and consistent with prudent business practice and otherwise permitted under Section 5.02(l), in each case, for purposes of hedging the interest rate exposure associated with the Loan Parties’ Obligations under the Loan Documents.
     “Secured Party” has the meaning specified in the Intercreditor Agreement.
     “Security Deposit Agreement” means that certain Security Deposit Agreement substantially in the form attached hereto as Exhibit H dated December 21, 2006 by the Borrower, the Guarantors, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Depositary, as amended.
     “Semi-Annual Prepayment Date” has the meaning specified in the Security Deposit Agreement.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account reasonably anticipated prepayments and refinancings) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “SPC” has the meaning specified in Section 9.07(l).
     “Subordinated Obligations” has the meaning specified in Section 8.05.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Surviving Debt” means Debt of each Loan Party outstanding after giving effect to the Initial Extension of Credit on the Effective Date (other than Debt secured by the First Lien Collateral Documents and the Second Lien Collateral Documents).
     “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” the principal amount of all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
     “Synthetic Issuing Bank” means the Initial Synthetic Issuing Bank and any Eligible Assignee to which the Synthetic L/C Issuing Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Synthetic Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Synthetic L/C Issuing Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Synthetic Issuing Bank or Eligible Assignee, as the case may be, shall have a Synthetic L/C Issuing Commitment.
     “Synthetic L/C Available Amount” means, as of any date, the sum (without duplication) of (a) the aggregate amount of the Synthetic L/C Deposit Commitments in effect on such date less (b) the Available Amount of Synthetic Letters of Credit issued and outstanding as of such date less (c) the Unreimbursed Amount of any Synthetic Letter of Credit as of such date less (d) the amount of any drawings under any Synthetic Letter of Credit reimbursed by the Borrower or any amounts deposited in the Synthetic L/C Deposit Accounting, in each case, pursuant to Section 2.03(d) during the 91-day period immediately preceding such date.
     “Synthetic L/C Borrowing” means an extension of credit resulting from a drawing under any Synthetic Letter of Credit which has not been reimbursed on the applicable Honor Date and which amount is funded by reducing the Synthetic L/C Deposits by a like amount, consisting of simultaneous Synthetic L/C Loans having the same Interest Period made by each of the Synthetic L/C Lenders pursuant to Section 2.03(d)(iii).
     “Synthetic L/C Cash Collateral Account” has the meaning specified in the Security Deposit Agreement.
     “Synthetic L/C Deposit” has the meaning specified in Section 2.01(b).
     “Synthetic L/C Deposit Commitment” means, with respect to any Synthetic L/C Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Synthetic L/C Deposit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(e) as such Lender’s “Synthetic L/C Deposit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased at or prior to such time pursuant to Section 2.04(d)(v).
     “Synthetic L/C Deposit Cost Amount” means, for any Investment Period with respect to the Synthetic L/C Deposits, 0.125%.

     “Synthetic L/C Deposit Facility” means, at any time, an amount equal to the aggregate amount of the Synthetic L/C Lenders’ Synthetic L/C Deposit Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05(a).
     “Synthetic L/C Deposit Sub-Account” means an account established by the Administrative Agent or an Affiliate thereof at CS with the title “Synthetic L/C Lenders (Boston Gen) Credit-Linked Deposit Account” pursuant to Section 2.03(e).
     “Synthetic L/C Exposure” means, as of any date, the sum of (without duplication) (a) the aggregate principal amount of outstanding Synthetic L/C Loans at such time plus (b) the Available Amount of all Synthetic Letters of Credit as of such date plus (c) the aggregate Unreimbursed Amounts under Synthetic Letters of Credit outstanding as of such date plus (d) unless a Repayment Event has occurred, the amount of any drawings under any Synthetic Letter of Credit reimbursed by the Borrower or any amounts deposited in the Synthetic L/C Deposit Account, in each case, pursuant to Section 2.03(d) during the 91-day period immediately preceding such date.
     “Synthetic L/C Facility” means, at any time, an amount equal to the aggregate amount of the Synthetic Issuing Banks’ Synthetic L/C Issuing Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05(a).
     “Synthetic L/C Issuing Commitment” means, with respect to the Synthetic Issuing Bank at any time, the amount set forth opposite the Synthetic Issuing Bank’s name on Schedule I hereto under the caption “Synthetic L/C Issuing Commitment” or, if the Synthetic Issuing Bank has entered into an Assignment and Acceptance, set forth for the Synthetic Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(a) as the Synthetic Issuing Bank’s “Synthetic L/C Issuing Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05(a).
     “Synthetic L/C Lender” means any Lender that has a Synthetic L/C Deposit Commitment.
     “Synthetic L/C Loans” means loans deemed made by the Synthetic L/C Lenders to the Borrower pursuant to Section 2.03 to reimburse drawings under a Synthetic Letter of Credit, which loans are funded by reducing the Synthetic L/C Deposits by a like amount.
     “Synthetic L/C Maturity Date” means December 20, 2013.
     “Synthetic L/C Note” means a promissory note of the Borrower payable to the order of any Synthetic L/C Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Synthetic L/C Loans made by such Lender, as amended.

     “Synthetic L/C Participation Obligations” has the meaning specified in Section 2.03(c)(ii).
     “Synthetic Letter of Credit” has the meaning specified in Section 2.01(d)(ii).
     “Taxes” has the meaning specified in Section 2.12(a).
     “Tender Offer” shall mean, collectively, (a) the offer by EBG Holdings to purchase outstanding Units of limited liability company interest in EBG Holdings pursuant to the Offer to Purchase dated as of November 16, 2006 and the related letter of transmittal sent to holders of such Units, as each may be amended and supplemented from time to time and (b) the repurchase of warrants and the cashless exercise of warrants referred to in such Offer to Purchase.
     “Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type made by the Term B Lenders.
     “Term B Commitment” means, with respect to any Term B Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(e) as such Lender’s “Term B Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Term B Facility” means, at any time, the aggregate amount of the Term B Lenders’ Term B Commitments at such time.
     “Term B Lender” means any Lender that has a Term B Commitment.
     “Term B Loan” has the meaning specified in Section 2.01(a).
     “Term B Maturity Date” means December 20, 2013.
     “Term B Note” means a promissory note of the Borrower payable to the order of any Term B Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B Loan made by such Lender, as amended.
     “Terms of Subordination” means the Terms of Subordination attached hereto as Exhibit M.
     “Title Company” means Lawyers Title Insurance Corporation.
     “Transaction” means (a) the entering into of the Initial Commodity Hedge and Power Sale Agreements, (b) the Distribution and the Tender Offer, (c) the entering into of the Loan Documents and the refinancing of amounts outstanding under the Existing Credit Agreements in part with the proceeds of amounts under this Agreement (d) the entering into of the Second Lien Loan Documents and the refinancing of amounts outstanding under the Existing Credit Agreements in part with the proceeds of amounts under the Second Lien Credit Agreement, (e) the entering into of the Mezzanine Documents and (f) the other transactions contemplated by the Transaction Documents.
     “Transaction Costs” has the meaning set forth in the preliminary statements hereto.
     “Transaction Documents” means, collectively, the Loan Documents and the Related Documents.
     “Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.
     “UCC Fixture Filing” has the meaning specified in Section 3.01(a)(iv)(A).
     “Units” means units of limited liability company interests in EBG Holdings.
     “Unreimbursed Amount” has the meaning set forth in Section 2.03(d)(i).
     “Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the aggregate principal amount of all Revolving Credit Loans made (or participated in) by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time.
     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS, SYNTHETIC DEPOSITS,
REVOLVING CREDIT-LINKED DEPOSITS
AND THE SYNTHETIC LETTERS OF CREDIT
          SECTION 2.01. The Loans, Synthetic L/C Deposits, Revolving Credit-Linked Deposits and the Synthetic Letters of Credit.
          (a) The Term B Loans. Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B Loan”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term B Commitment at such time. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders ratably according to their Term B Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.
          (b) The Synthetic L/C Deposits. In consideration and furtherance of the undertaking of the Synthetic Issuing Bank, each Synthetic L/C Lender severally agrees, on the terms and conditions hereinafter set forth, to remit to the Administrative Agent on the Effective Date an amount in Dollars not to exceed such Synthetic L/C Lender’s Synthetic L/C Deposit Commitment (each such amount, a “Synthetic L/C Deposit”). The Administrative Agent shall deposit all amounts received by it in the Synthetic L/C Deposit Account promptly upon receipt thereof. Each Synthetic L/C Lender irrevocably and unconditionally agrees that its Synthetic L/C Deposit shall be available (i) to pay to the Synthetic Issuing Bank such Synthetic L/C Lender’s Pro Rata Share of any Unreimbursed Amount under any Synthetic Letter of Credit that is not reimbursed by the Borrower pursuant to Section 2.03(a) and (ii) to fund such Synthetic L/C Lender’s Synthetic L/C Loans pursuant to Section 2.03(d)(ii). The failure of any Synthetic L/C Lender to fund its Synthetic L/C Deposit pursuant to this Section 2.01(b) shall not relieve any other Synthetic L/C Lender of its obligation, if any, hereunder to fund its Synthetic L/C Deposit, but no Synthetic L/C Lender shall be responsible for the failure of any other Synthetic L/C Lender to fund its Synthetic L/C Deposit in accordance with this Section 2.01(b).
          (c) Revolving Credit Loans. (i) Subject to the terms and conditions of this Agreement, the Fronting Bank shall, from time to time, during the Revolving Credit Availability Period upon receipt of a Notice of Borrowing from the Borrower, make one or more revolving credit loans (“Revolving Credit Loans”) to the Borrower in an aggregate principal amount that will not result in the total Revolving Credit Exposures exceeding the lesser of the aggregate balance of the Revolving Credit-Linked Deposit Account (excluding any portion of the Revolving Credit-Linked Deposit Account attributable to interest) or the total Revolving Credit Commitments. Within the foregoing limits and subject to satisfaction of the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans in accordance with the procedures set forth herein.
     (ii) By the making of a Revolving Credit Loan, and without any further action on the part of the Fronting Bank or the Lenders, the Fronting Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Fronting Bank, a participation in such Loan equal to such Lender’s Applicable Revolving Credit Percentage of the principal amount thereof. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section in respect of Revolving Credit Loans is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or, subject to Section 2.18(f), reduction or termination of the Revolving Credit Commitments.
     (iii) In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally authorizes and directs the Administrative Agent to withdraw from the Revolving Credit-Linked Deposit Account (and debit such Lender’s Revolving Credit-Linked Sub-Account in the amount of) such Lender’s Applicable Revolving Credit Percentage of the principal amount of each Revolving Credit Loan not paid when due (whether at stated maturity, acceleration or otherwise), or of any payment of principal of any Revolving Credit Loan required to be refunded to the Borrower for any reason (it being understood and agreed that each Revolving Credit Lender’s obligations in respect of participations in Revolving Credit Loans shall be payable solely from, and limited to, such Lender’s Revolving Credit-Linked Deposit).
          (d) Synthetic Letters of Credit.
     (i) [Reserved].
     (ii) Synthetic Letters of Credit. The Synthetic Issuing Bank agrees, on the terms and conditions hereinafter set forth and in reliance on the agreements of the Synthetic L/C Lenders set forth in Section 2.03 below, to issue (or cause its Affiliate that is a commercial bank that meets the criteria set forth in the definition of “Eligible Assignee” to issue on its behalf) letters of credit (the “Synthetic Letters of Credit”) in U.S. Dollars for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Synthetic L/C Maturity Date in an aggregate Available Amount for all Synthetic Letters of Credit not to exceed at any time (A) the Synthetic L/C Facility at such time minus the sum of (1) the Unreimbursed Amount under all Synthetic Letters of Credit and (2) the Available Amount of any Synthetic Letters of Credit outstanding at such time and (B) the Synthetic L/C Available Amount at such time; provided that the aggregate face amount of

Synthetic Letters of Credit issued to counterparties under the Initial Commodity Hedge and Power Sale Agreements and the Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s) at any time shall not exceed $150,000,000.
     (iii) Renewal and Termination of Synthetic Letters of Credit. No Synthetic Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (A) twelve (12) months after such Letter of Credit’s issuance (provided (a) that any Synthetic Letter of Credit issued to the counterparty to the Initial Commodity Hedge and Power Sale Agreement may have an initial expiration date no later than February 1, 2011 and (b) that any Synthetic Letter of Credit issued to the counterparty to an Eligible Permitted Commodity Hedge and Power Sale Agreement may have an initial expiration date no later than 60 days after the term of such agreement) and (B) five (5) Business Days prior to the Synthetic L/C Maturity Date and may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Synthetic Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Synthetic Letter of Credit but in any event at least five (5) Business Days prior to the date of the proposed renewal of such Synthetic Letter of Credit and upon the fulfillment of the applicable conditions set forth in Article III unless the Synthetic Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Synthetic Letter of Credit but in any event at least sixty (60) Business Days prior to the date of automatic renewal of its election not to renew such Synthetic Letter of Credit (a “Notice of Termination”); provided that the terms of each Synthetic Letter of Credit that is automatically renewable annually shall, (x) require the Synthetic Issuing Bank to give the beneficiary named in such Synthetic Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Synthetic Letter of Credit prior to the date such Synthetic Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Synthetic Letter of Credit in any event to be extended to a date later than five (5) Business Days before the Synthetic L/C Maturity Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by any Synthetic Issuing Bank pursuant to the immediately preceding sentence, such Synthetic Letter of Credit shall expire on the expiry date. Within the limits of the Synthetic L/C Facility and subject to the limits referred to above, the Borrower may request the issuance of Synthetic Letters of Credit under this Section 2.01, repay any Unreimbursed Amounts resulting from drawings thereunder pursuant to Section 2.03(a) and request the issuance of additional Synthetic Letters of Credit under this Section 2.01.
          SECTION 2.02. Making the Loans. (a) Except as otherwise provided in Section 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Loans, or the same Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Types of Loans comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan. Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting (1) in the case of the Term B Borrowing, the Funding Account, and (2) in the case of a Revolving Credit Borrowing, the Revenue Account or, on the Effective Date only, the Funding Account.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Loans for any Borrowing if the obligation of the Appropriate Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Revolving Credit Loans may not be outstanding as part of more than ten (10) separate Borrowings.
          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.
          (d) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under

Section 2.07 to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such Borrowing for all purposes.
          (e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Synthetic Letters of Credit and Matters Relating to Synthetic L/C Deposits.
          (a) Request for Issuance. Each Synthetic Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Synthetic Letter of Credit, by the Borrower to the Synthetic Issuing Bank with a copy to the Administrative Agent by telecopier or electronic communication. The notice of issuance of any Synthetic Letter of Credit shall be substantially in the form attached hereto as Exhibit B-2 (a “Notice of Issuance”) shall be in writing or by telecopier or electronic communication (and confirmed by telephone), specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Synthetic Letter of Credit, (iii) expiration date of such Synthetic Letter of Credit, (iv) name and address of the beneficiary of such Synthetic Letter of Credit, (v) supportable obligation and (vi) form of such Synthetic Letter of Credit. If the requested form of such Synthetic Letter of Credit is acceptable to the Synthetic Issuing Bank in its sole discretion, the Synthetic Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Synthetic Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. Notwithstanding anything herein to the contrary, the Synthetic Issuing Bank shall not be under any obligation to issue any Synthetic Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Synthetic Issuing Bank from issuing such Synthetic Letter of Credit, or any law applicable to such Synthetic Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Synthetic Issuing Bank shall prohibit, or direct that such Synthetic Issuing Bank refrain from, the issuance of letters of credit generally or such Synthetic Letter of Credit in particular or shall impose upon such Synthetic Issuing Bank with respect to such Synthetic Letter of Credit any restriction, reserve or capital requirement (for which such Synthetic Issuing Bank is not otherwise compensated hereunder), or shall impose upon such Synthetic Issuing Bank any unreimbursed loss, cost or expense (for which such Synthetic Issuing Bank is not otherwise compensated hereunder).
          (b) Letter of Credit Reports. Each Synthetic Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Synthetic Letters of Credit issued by such Synthetic Issuing Bank during the previous week and drawings during such week under all Synthetic Letters of

Credit issued by such Synthetic Issuing Bank, (ii) to the Administrative Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Synthetic Letters of Credit issued by it under the Synthetic Letter of Credit Facility, during the preceding month and drawings during such month under all such Synthetic Letters of Credit and (iii) to the Administrative Agent on the last Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during such calendar quarter of all Synthetic Letters of Credit issued by it under the Synthetic Letter of Credit Facility, in each case, with a copy to the Borrower.
     (c) Participations in Synthetic Letters of Credit.
     (i) [Reserved].
     (ii) Upon the issuance of each Synthetic Letter of Credit and without further action, each Synthetic L/C Lender shall be deemed to have irrevocably purchased to the extent of its Pro Rata Share, a participation interest in such Synthetic Letter of Credit including any Unreimbursed Amount in respect thereof (each a “Synthetic L/C Participation Obligation”) and such Synthetic L/C Lender shall, to the extent of its Pro Rata Share, be responsible for reimbursing the Synthetic Issuing Bank in respect of any Unreimbursed Amount in accordance with Section 2.03(d) (with the terms of this Section surviving the termination of this Agreement). Each Synthetic L/C Lender’s Synthetic L/C Participation Obligation shall be cash collateralized (as provided in Section 2.03(e)), in favor of the Synthetic Issuing Bank by such Synthetic L/C Lender’s Synthetic L/C Deposit. Each Synthetic L/C Lender’s Synthetic L/C Deposit shall be available for withdrawal by the Synthetic Issuing Bank in accordance with Section 2.03(d) to reimburse the Synthetic Issuing Bank for any Unreimbursed Amount in respect of any Synthetic Letter of Credit.
     (d) Drawing and Reimbursement; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Synthetic Letter of Credit of any notice of drawing under such Synthetic Letter of Credit, the Synthetic Issuing Bank that issued such Synthetic Letter of Credit shall notify promptly the Borrower and the Administrative Agent thereof. On the same Business Day on which any payment is made by any Synthetic Issuing Bank under a Synthetic Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Synthetic Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse any Synthetic Issuing Bank by such time (it being acknowledged and agreed that any such failure shall not be a Default hereunder), the Administrative Agent shall promptly notify each Synthetic L/C Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Synthetic L/C Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Synthetic L/C Borrowing under the Synthetic L/C Facility of Eurodollar Rate Loans as described in subsection (iii) below, to be disbursed on the Business Day immediately following the Honor Date in an amount not to exceed the Unreimbursed Amount thereof subject to the amount of the Synthetic L/C Available

Amount (without regard to the conditions set forth in Section 3.02). Any notice given by a Synthetic Issuing Bank or the Administrative Agent pursuant to this Section 2.03(d) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) If the Synthetic Issuing Bank shall not have received from the Borrower a reimbursement payment under Section 2.03(d) with respect to any Synthetic Letter of Credit within the time specified in such Section, the Synthetic Issuing Bank will promptly notify the Administrative Agent and the First Lien Collateral Agent of the Unreimbursed Amount in respect thereof. Promptly upon receipt of the foregoing notice in respect of any Unreimbursed Amount under any Synthetic Letter of Credit, the First Lien Collateral Agent shall cause any funds on deposit in, or credited to, the Synthetic L/C Cash Collateral Account to be applied to reimburse the Synthetic Issuing Bank in respect of any such Unreimbursed Amount and the Administrative Agent shall promptly notify each Synthetic L/C Lender of the portion of such Unreimbursed Amount remaining after such application of funds on deposit in, or credited to, the Synthetic L/C Cash Collateral Account and its Pro Rata Share of such portion. Each Synthetic L/C Lender irrevocably and unconditionally authorizes the Administrative Agent on behalf of the Synthetic Issuing Bank to withdraw from the Synthetic L/C Deposit Account the remaining amount of such Unreimbursed Amount (and debit the Synthetic L/C Deposit Sub-Account of each Synthetic L/C Lender in the amount of such Synthetic L/C Lender’s Pro Rata Share of such remaining amount) to apply such funds as reimbursement of such Unreimbursed Amount (it being understood that such amount shall be deemed to constitute a Synthetic L/C Loan (which shall initially be a Eurodollar Rate Loan as set forth in clause (iii) below) of such Synthetic L/C Lender). Promptly upon any such application of the Synthetic L/C Deposits pursuant to this Section 2.03(d)(ii), the Synthetic L/C Deposit Commitment of each Synthetic L/C Lender shall be reduced by the amount of its Synthetic L/C Deposit so applied.
     (iii) On each date on which the Administrative Agent charges the Synthetic L/C Deposit Account to reimburse all or a portion of an Unreimbursed Amount in respect of a Synthetic Letter of Credit as provided in Section 2.03(d)(ii) above, such amount shall be deemed to be a Synthetic L/C Loan with an Interest Period coincident with the applicable Investment Period for the Synthetic L/C Deposits and the Eurodollar Rate therefor shall be the same as the applicable Eurodollar Rate for the Synthetic L/C Deposits.
     (iv) If any payment received by the Synthetic Issuing Bank pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 9.12 (including pursuant to any settlement entered into by the Synthetic Issuing Bank in its discretion), each Synthetic L/C Lender hereby authorizes the Synthetic Issuing Bank to reimburse itself solely from such Lender’s Synthetic L/C Deposit plus interest thereon from the date of such demand to the date such amount is returned by such Synthetic L/C Lender, at a rate per annum equal to the Eurodollar Rate then in effect.

     (v) If payment is made from the Synthetic L/C Deposits, the Borrower shall have the right, within five (5) Business Days of the date on which such payment is made (provided that no Default or Event of Default shall have occurred and be continuing), to pay to the Administrative Agent (which shall remit to the Synthetic Issuing Bank for deposit in the Synthetic L/C Deposit Account) an amount equal to the full amount of such payment and such amount shall be added to the Synthetic L/C Deposits of the Synthetic L/C Lenders in accordance with each such Synthetic L/C Lender’s Pro Rata Share of such amount (with a corresponding increase in such Synthetic L/C Lender’s Synthetic L/C Deposit Commitments), and each such Synthetic L/C Lender’s Synthetic L/C Loans shall be automatically reduced by a corresponding equal amount. The Borrower shall pay the Administrative Agent for the account of each Synthetic L/C Lender accrued and unpaid interest to the date of such reduction of Synthetic L/C Loans on the principal amount of such Synthetic L/C Loans so reduced pursuant to this subclause (v).
          (e) Synthetic L/C Deposit Account. (i) On or prior to the Effective Date, the Administrative Agent shall establish the Synthetic L/C Deposit Account. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Synthetic L/C Lender in the Synthetic L/C Deposit Account (the interest of each Synthetic L/C Lender in the Synthetic L/C Deposit Account, as evidenced by such records, being referred to as such Synthetic L/C Lender’s “Synthetic L/C Deposit Sub-Account”). The Administrative Agent shall establish such additional Synthetic L/C Deposit Sub-Accounts for any assignee Lenders as shall be required pursuant to Section 9.07. No Person other than the Administrative Agent (or any of its sub-agents) shall have the right to make any withdrawal from the Synthetic L/C Deposit Account or to exercise any other right or power with respect thereto, except as expressly provided herein. Each Synthetic L/C Lender agrees that its right, title and interest in and to the Synthetic L/C Deposit Account shall be limited to the right to require its Synthetic L/C Deposit Sub-Account to be used as expressly set forth herein and that it will have no right to require the return of any Synthetic L/C Deposit other than as expressly provided herein. Each Synthetic L/C Lender hereby acknowledges that (A) its Synthetic L/C Deposit constitutes payment for its Synthetic L/C Participation Obligation, (B) its Synthetic L/C Deposit and any investments made therewith shall secure its obligations to the Administrative Agent for the benefit of the Synthetic Issuing Bank hereunder (each Synthetic L/C Lender hereby granting to the Administrative Agent for the benefit of the Synthetic Issuing Bank, a security interest in its Synthetic L/C Deposit and agreeing that the Synthetic Issuing Bank, as holder of the Synthetic L/C Deposits on behalf of the Synthetic Issuing Bank and any investments made therewith, will be acting as collateral agent) and (C) the Synthetic Issuing Bank will be issuing, amending, renewing and extending Synthetic Letters of Credit in reliance on the availability of such Lender’s Synthetic L/C Deposit to discharge such Lender’s obligations in connection with any Unreimbursed Amount under the Synthetic Letters of Credit in accordance with Section 2.03(d)(ii). Each Synthetic L/C Lender hereby grants to the Administrative Agent for the benefit of the Synthetic Issuing Bank a security interest in its rights and interests in such Synthetic L/C Lender’s Synthetic L/C Deposit to secure the obligations of such Synthetic L/C Lender hereunder.

     (ii) Each of the Administrative Agent, the Synthetic Issuing Bank and each Synthetic L/C Lender hereby acknowledges and agrees that (A) each Synthetic L/C Lender is funding its Synthetic L/C Deposit to the Administrative Agent for application in the manner contemplated by Section 2.03(d)(ii) and (B) the Administrative Agent may invest the Synthetic L/C Deposits in Cash Equivalents. The Administrative Agent hereby agrees to pay each Synthetic L/C Lender, on the last day of each Investment Period applicable to the Synthetic L/C Deposits, interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such Synthetic L/C Lender’s Pro Rata Share of the aggregate amount of the Synthetic L/C Deposits during the Investment Period ending on such date at a rate per annum equal to the Eurodollar Rate for such Investment Period less the Synthetic L/C Deposit Cost Amount attributable thereto.
     (iii) Each party hereto acknowledges and agrees that no Loan Party shall have any right, title or interest in or to the Synthetic L/C Deposits, the Synthetic L/C Deposit Account or any Synthetic L/C Deposit Sub-Account and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Synthetic L/C Deposits by the Synthetic L/C Lenders, the provisions of this Section 2.03(e) and the application of the Synthetic L/C Deposits in the manner contemplated by Section 2.03(d)(ii) constitute agreements among the Administrative Agent, the Synthetic Issuing Bank and each Synthetic L/C Lender with respect to the funding obligations of each Synthetic L/C Lender in respect of its participation in Synthetic Letters of Credit and do not constitute any loan or extension of credit to the Borrower. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Synthetic L/C Deposits are and at all times will continue to be property of the Synthetic L/C Lenders and that no amount on deposit at any time in the Synthetic L/C Deposit Account shall be the property of any Loan Party, constitute “Collateral” under the Loan Documents or otherwise be available in any manner to satisfy any Obligation of any Loan Party under the Loan Documents.
     (iv) If, for any Interest Rate Determination Date, the Administrative Agent shall have determined (which determination shall be conclusive and binding on each Synthetic L/C Lender) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall give notice thereof to the Synthetic L/C Lenders and until such notice has been withdrawn, the Synthetic L/C Deposits on deposit in the Synthetic L/C Deposit Account shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (v) The Administrative Agent shall return amounts on deposit in, or credited to, the Synthetic L/C Deposit Account to each Synthetic L/C Lender based on such Synthetic L/C Lender’s Pro Rata Share of such amount (and the Administrative Agent shall make such payment to each Synthetic L/C Lender promptly upon receipt of such funds) on the earliest to occur of: (a) a Repayment Event (whether or not an Event of

Default referred to in subclause (c) below has occurred), (b) on the first date on or after the Term B Maturity Date on which the Synthetic L/C Exposure has been reduced to zero, (c) following the occurrence of an Event of Default (other than an Event of Default of the type described in Section 6.01(g)), on the date occurring 91 days after the Borrower has cash collateralized all Synthetic Letters of Credit pursuant to Section 6.02 and (d) following the occurrence of an Event of Default of the type described in Section 6.01(g), after the termination and cancellation of all Synthetic Letters of Credit.
          (f) Reductions in Synthetic L/C Deposits. (i) The Borrower may, upon at least three (3) Business Days’ irrevocable written notice to the Synthetic Issuing Bank stating the proposed date and aggregate principal amount of the reduction, direct the Synthetic Issuing Bank to reduce in whole or in part the Synthetic L/C Deposits; provided that (A) if any such notice is given (1) the amount specified in such notice shall be paid on such date by the Administrative Agent to each Synthetic L/C Lender in accordance with its Pro Rata Share of such reduction amount from the Synthetic L/C Deposit Account and (2) the Borrower shall pay to the Administrative Agent on the date of any such reduction for the ratable benefit of the Appropriate Lenders (x) an amount equal to the accrued Participation Fee through the date of such reduction on the amount of the Synthetic L/C Deposits being so reduced and (y) in the case of any such reduction on a date other than the last day of an Interest Period for such Synthetic L/C Deposits, the amount owing by the Borrower pursuant to Section 9.04(c) and (z) the Administrative Agent shall pay on the date of any such transfer for the ratable benefit of the Synthetic L/C Lenders interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on such amount at a rate per annum equal to the Eurodollar Rate for the then applicable Investment Period less the Synthetic L/C Deposit Cost Amount attributable thereto, (B) each partial reduction of any of the Synthetic L/C Deposits (1) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (2) shall be made ratably among the Synthetic L/C Lenders in accordance with their Synthetic L/C Deposit Commitments and (C) no such reduction shall be permitted if, after giving effect to such reduction, the Synthetic L/C Exposure would exceed the sum of (x) the Synthetic L/C Deposits remaining on deposit in the Synthetic L/C Deposit Account plus (y) the amounts on deposit in the Synthetic L/C Cash Collateral Account after giving effect to such reduction.
     (ii) On any date on which any amounts are deposited into the Synthetic L/C Cash Collateral Account pursuant to Section 2.06(b), (A) the Administrative Agent shall reduce the Synthetic L/C Deposit Account for payment to each Synthetic L/C Lender an amount equal to such Synthetic L/C Lender’s Pro Rata Share of the amount so deposited in the Synthetic L/C Cash Collateral Account from the Synthetic L/C Deposit Account, (B) the Administrative Agent shall pay on the date of any such transfer for the ratable benefit of the Synthetic L/C Lenders interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on such amount at a rate per annum equal to the Eurodollar Rate for the then applicable Investment Period less the Synthetic L/C Deposit Cost amount attributable thereto, and (C) the Borrower shall pay to the Administrative Agent on the date of any such transfer for the ratable benefit of the Synthetic L/C Lenders (1) an amount equal to the accrued Participation Fee through the date of such reduction on the amount of the Synthetic L/C Deposits being so reduced and (2) in the case of any such reduction on a date other than the last day of an Investment Period for such Synthetic L/C Deposits, the amount owing by the Borrower pursuant to Section 9.04(c). Notwithstanding the foregoing, the Administrative Agent shall not be required to reduce the Synthetic L/C Deposits to the extent that after giving effect to such reduction, the Synthetic L/C Exposure would exceed the sum of (x) the Synthetic L/C Deposits remaining on deposit in the Synthetic L/C Deposit Account plus (y) the amounts on deposit in the Synthetic L/C Cash Collateral Account, after giving effect to such reduction.
     (iii) On any date on which the Synthetic L/C Deposit Commitments are reduced pursuant to Section 2.05, (A) the Administrative Agent shall reduce the Synthetic L/C Deposit Account by the amount of such reduction and shall transfer such amount to each Synthetic L/C Lender based on such Synthetic L/C Lender’s Pro Rata Share of the amount by which the Synthetic L/C Deposit Commitments are so reduced, (B) the Administrative Agent shall pay on the date of any such transfer for the ratable benefit of the Synthetic L/C Lenders interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on such amount at a rate per annum equal to the Eurodollar Rate for the then applicable Investment Period less the Synthetic L/C Deposit Cost Amount attributable thereto, and (C) the Borrower shall pay to the Administrative Agent on the date of any such transfer for the ratable benefit of the Synthetic L/C Lenders (1) an amount equal to the accrued Participation Fee through the date of such reduction on the amount of the Synthetic L/C Deposits being so reduced and (2) in the case of any such reduction on a date other than the last day of an Investment Period of such Synthetic L/C Deposits, the amount owing by the Borrower pursuant to Section 9.04(c).
          (g) Obligations Absolute. The Obligations of the Borrower under this Agreement and any other agreement or instrument relating to any Synthetic Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:
     (i) any lack of validity or enforceability of any Loan Document, any Synthetic Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of, or any consent to departure from, all or any of the L/C Related Documents;
     (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Synthetic Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Synthetic Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

     (iv) any statement or any other document presented under a Synthetic Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Synthetic Issuing Bank under a Synthetic Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Synthetic Letter of Credit;
     (vi) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guarantees or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
          (h) Replacement of a Synthetic Issuing Bank. Any Synthetic Issuing Bank may be replaced at any time by written agreement among the Borrower, the new Synthetic Issuing Bank and the Administrative Agent (with notice to the Synthetic Issuing Bank being replaced); provided, however, that, if the Synthetic Issuing Bank being replaced so requests, any Synthetic Letter of Credit issued by such Synthetic Issuing Bank shall be replaced and cancelled prior to the removal of such Synthetic Issuing Bank and all fees and other amounts owed to such removed Synthetic Issuing Bank shall be paid to it.
     (i) If at any time the unsecured senior debt of any Synthetic Issuing Bank is not rated at least A3 by Moody’s and A- by S&P, then the Borrower may, upon 10 days’ prior written notice to such Synthetic Issuing Bank and the Administrative Agent, elect to (A) replace such Synthetic Issuing Bank with a Person selected by the Borrower so long as such Person is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent or (B) cause such Synthetic Issuing Bank to assign its Synthetic Letter of Credit Commitment to an additional Synthetic Issuing Bank selected by the Borrower so long as such Person is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent. Each replacement or assignment pursuant to this Section 2.03(h) shall be done in accordance with Section 9.07.
     (ii) From and after the effective date of any such replacement or addition, (A) the successor or additional Synthetic Issuing Bank shall have all the rights and obligations of a Synthetic Issuing Bank under this Agreement (and the Synthetic Letters of Credit to be issued by it on such effective date or thereafter) and (B) references herein to the term “Synthetic Issuing Bank” shall be deemed to refer to such successor, additional Synthetic Issuing Bank or to any previous Synthetic Issuing Bank, or to such successor, additional Synthetic Issuing Bank and all previous Synthetic Issuing Banks, as the context may require.

          (i) Existing Letters of Credit. The Borrower and the Guarantors hereby (A) designate each Existing Letter of Credit as a Synthetic Letter of Credit and (B) accept, acknowledge and assume all obligations with respect to such Existing Letters of Credit pursuant to the terms and conditions of this Agreement.
          SECTION 2.04. Repayment of Loans.
          (a) Term B Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate outstanding principal amount of the Term B Loans on the last Business Day of each calendar quarter commencing on the last Business Day of March 2007 in an amount equal to $2,825,000 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06); provided, however, that the final principal installment shall be repaid on the Term B Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term B Loans outstanding on such date.
          (b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Termination Date the aggregate principal amount of the Revolving Credit Loans then outstanding.
          (c) Synthetic L/C Loans. The Borrower shall repay to the Administrative Agent for the account of the Synthetic Issuing Bank and each Synthetic L/C Lender that has made Synthetic L/C Loans on the Synthetic L/C Maturity Date the outstanding principal amount of each Synthetic L/C Loan made by each of them.
          SECTION 2.05. Termination or Reduction of the Commitments.
          (a) Optional. The Borrower may, upon at least five Business Days’ irrevocable notice to the Administrative Agent (provided that, if a notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity, such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close, subject to the obligations of the Borrower under Section 9.04(c)), terminate in whole or reduce in part the unused portions of the Term B Commitments, the Unused Revolving Credit Commitments and the Synthetic L/C Deposit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility, (iii) after giving effect to any such reduction in respect of the Synthetic L/C Deposit Commitments, the remaining amount of the Synthetic L/C Deposit Commitments shall be equal to or greater than the Synthetic L/C Exposure at such time, (iv) the Borrower shall not terminate or reduce any Revolving Credit Commitments, if, after giving effect to such reduction and any concurrent prepayment of the Loans in accordance with Section 2.06, the aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments and (v) with respect to such termination or reduction consisting of a re-pricing or a refinancing of all or substantially all of any such unutilized Commitments, the

Borrower shall pay to the Administrative Agent, for the ratable benefit of the Appropriate Lenders, the Call Premium, if any. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction, the amount of any partial reduction and the Call Premium, if any, and such termination or reduction of the relevant Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the relevant Commitments of the Appropriate Lenders proportionately in accordance with each such Appropriate Lender’s Pro Rata Share thereof.
          (b) Mandatory. (i) Subject to any increases in Synthetic L/C Deposit Commitments of Synthetic L/C Lenders pursuant to Section 2.03(d)(v), the Synthetic L/C Deposit Commitment of each Synthetic L/C Lender shall be permanently and ratably reduced from time to time upon any reduction in the Synthetic L/C Deposits.
     (ii) Any termination or reduction of the Revolving Credit Commitments or the aggregate Revolving Credit-Linked Deposits pursuant to Section 2.05 shall be permanent.
     (iii) Unless previously terminated or reduced, the Revolving Credit Commitments shall terminate and be reduced to zero on the Revolving Credit Termination Date. Subject only to the Borrower’s compliance with its obligations under the preceding sentence, any amount of the Revolving Credit-Linked Deposits held in the Revolving Credit-Linked Deposit Account will be returned to the Revolving Credit Lenders on the Revolving Credit Termination Date ratably in accordance with their Applicable Revolving Credit Percentages of the total Revolving Credit-Linked Deposits for all Revolving Credit Lenders.
          (c) In the event the aggregate Revolving Credit Commitments shall be reduced as provided in clause (a) above, the Administrative Agent will return all amounts in the Revolving Credit-Linked Deposit Account in excess of the reduced aggregate Revolving Credit-Linked Deposits corresponding to the reduced Revolving Credit Commitments to the Revolving Credit Lenders, ratably in accordance with their Applicable Revolving Credit Percentages of the Revolving Credit Commitments. Any such reduction of the Revolving Credit Commitments and Revolving Credit-Linked Deposits shall be subject to the provisions of Section 9.04(c).
          SECTION 2.06. Prepayments.
          (a) Optional. The Borrower may, upon at least one Business Day’s irrevocable notice in the case of Base Rate Loans and three Business Days’ irrevocable notice in the case of Eurodollar Rate Loans, in each case to the Administrative Agent (provided that, if a notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity, such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such credit facilities do not become effective or such other transaction does not close, subject to the obligations of the Borrower under Section 9.04(c)) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall prepay the outstanding aggregate principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment unless such accrued interest is in respect of a prepayment that is a prepayment of Revolving Credit Loans consisting of Base Rate Loans which accrued and unpaid interest shall be in arrears on the last Business Day of December, March, June and September commencing on the last Business Day of March 2007 on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) if any prepayment of a Eurodollar Rate Loan is made on a date other than the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c) and (iii) with respect to such prepayment consisting of a re-pricing or a refinancing of all or substantially all of any such Loans with the proceeds of Debt for Borrowed Money issued or incurred by any of the Loan Parties, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Appropriate Lenders, the Call Premium, if any. Each such prepayment of the Term B Loans shall be applied to the installments thereof pro rata.
          (b) Mandatory. (i) The Borrower shall on the date specified in the last sentence of clause (c) below (A) prepay an aggregate principal amount of the Loans plus accrued and unpaid interest thereon to the date of prepayment and any amounts owing pursuant to Section 9.04(c) and (B) deposit funds in the Synthetic L/C Cash Collateral Account, in either case, with funds then on deposit in the Prepayment Account on each Semi-Annual Prepayment Date (other than Net Cash Proceeds (if any) referred to in clause (ii) below) in accordance with the priorities first through fourth of Section 3.8 of the Security Deposit Agreement. Each such prepayment of the Term B Facility shall be applied to the installments of such Term B Facility pro rata.
     (ii) Subject to the Security Deposit Agreement, following the receipt of any Net Cash Proceeds of any Casualty Event, Event of Eminent Domain, Asset Sale, Equity Issuance or the incurrence or issuance of any Debt (other than Debt permitted to be incurred pursuant to Section 5.02(b)), the Borrower shall on the date specified in the last sentence of clause (c) below (A) prepay an aggregate principal amount of the Loans plus accrued and unpaid interest thereon to the date of prepayment and any amounts owing pursuant to Section 9.04(c) and (B) deposit funds in the Synthetic L/C Cash Collateral Account, in either case, with such Net Cash Proceeds then on deposit in the Prepayment Account in accordance with priorities first through fourth of Section 3.8 of the Security Deposit Agreement. Each such prepayment of the Term B Facility shall be applied to the installments of such Term B Facility pro rata.
          (c) Procedures; Option to Decline. Not later than 11:00 a.m. (New York City time) on the Business Day following each Semi-Annual Prepayment Date, in the cause of clause (b)(i) above, or following the receipt of Net Cash Proceeds, in the case of clause (b)(ii) above, the Borrower shall notify the Administrative Agent of the amount that is available to prepay such Loans (the “Prepayment Amount”). On the date of receipt of such notice, or, if such notice is received after 11:00 A.M. (New York City time), on the next succeeding Business Day, the Administrative Agent shall provide written notice (the “First Offer”) to the Appropriate Lenders of the amount available to prepay the Loans. Any Appropriate Lender, at its option, may elect not to accept any prepayment of such Loans pursuant to Section 2.06(b). Any Appropriate Lender declining such prepayment (a “Declining Lender”) shall give written notice thereof to the Administrative Agent by 11:00 a.m. (New York City time) no later than two Business Days after the date of such notice from the Administrative Agent. On such date the Administrative Agent shall then provide written notice (the “Second Offer”) to the Appropriate Lenders other than the Declining Lenders (such Appropriate Lenders being the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay such Loans owing to such Accepting Lenders. Any Appropriate Lender declining prepayment pursuant to such Second Offer, shall give written notice thereof to the Administrative Agent by 11:00 a.m. (New York City time) no later than two Business Days after the date of such notice of a Second Offer. The Administrative Agent shall repeat the First Offer and Second Offer, if applicable, for any Facility entitled to a repayment of Loans under Section 2.06(b) until the date that the Administrative Agent shall have determined the amounts to be prepaid hereunder in connection with such mandatory prepayments, and, on such date, the Administrative Agent shall give written notice to the Borrower of the amount of the prepayments required to be made on the applicable prepayment date pursuant to Section 2.06(b), after giving effect to the First Offer and the Second Offer. The Borrower shall direct the prepayment of such Loans in accordance with the Security Deposit Agreement, in the aggregate amount specified in the notice from the Administrative Agent described in the immediately preceding sentence, within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment.
          (d) Application of Prepayment by Type of Term B Loans. In connection with any voluntary prepayments by the Borrower pursuant to clause (a) above, any voluntary prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 9.04(c).
          (e) In connection with any mandatory prepayments by the Borrower of the Term B Loans pursuant to clause (b) above and Section 2.15, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term B Loans are Base Rate Loans or Eurodollar Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term B Loans pursuant to clause (c) above or Section 2.15 then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term B Loans that are Base Rate Loans to the full extent thereof before application to Term B Loans that are Eurodollar Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 9.04(c).
          SECTION 2.07. Interest.
          (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each December, March, June and September during such periods and on the date such Base Rate Loan shall be Converted or paid in full commencing on the last Business Day of March 2007.
     (ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Loan plus (B) the Applicable Margin in effect, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee (including the Participation Fee) or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (i) of Section 2.07(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent. Payment or acceptance of the increased rates of interest provided for in this Section 2.07(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender Party.
          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

          SECTION 2.08. Fees.
          (a) Revolver Fee. The Borrower agrees to pay to the Administrative Agent on behalf of the Revolving Credit Lenders on a quarterly basis on the last Business Day of each December, March, June and September (commencing on the last Business Day of March 2007) occurring after the Effective Date for the account of each Revolving Credit Lender a fee, accruing (subject to Section 2.07(b)) at a rate per annum equal to the Applicable Margin on the daily amount of the Revolving Credit-Linked Deposit of such Revolving Credit Lender (less the principal amount of the Revolving Credit Loans held by Revolving Credit Lenders during such period and not by the Fronting Bank in its capacity as such) during the period from and including the Effective Date to but excluding the date on which each of the Revolving Credit Commitments of all of the Revolving Credit Lenders has been reduced to zero. In addition, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender an additional amount, accruing at the rate of 0.125% per annum, on the daily amount of the Revolving Credit-Linked Deposit of such Revolving Credit Lender during the period from and including the Effective Date hereof to but excluding the date on which each of the Revolving Credit Commitments of all of the Revolving Credit Lenders has been reduced to zero (less the principal amount of the Revolving Credit Loans held by Revolving Credit Lenders during such period and not by the Fronting Bank in its capacity as such). All fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The foregoing fees shall be due and payable in arrears quarterly on the last Business Day of each December, March, June and September (commencing on the last Business Day of March 2007) occurring after the Effective Date, and on the date on which each of the Revolving Credit Commitments of all of the Revolving Credit Lenders has been reduced to zero.
          (b) Letter of Credit Fees. (i) [Reserved].
     (ii) The Borrower agrees to pay to the Administrative Agent for the account of each Synthetic L/C Lender a participation fee (a “Participation Fee”) with respect to its agreement to participate in the Synthetic Letters of Credit, which Participation Fee shall accrue at a rate per annum equal to the Applicable Margin plus the Synthetic L/C Deposit Cost Amount attributable to such Synthetic L/C Lender’s Synthetic L/C Deposit, on the average daily amount of such Synthetic L/C Lender’s Synthetic L/C Deposit during the period from and including, the Effective Date and to but excluding the date on which such Synthetic L/C Lender’s Synthetic L/C Deposit is returned to such Synthetic L/C Lender in accordance with Section 2.03(e)(v). Accrued Participation Fees shall be due and payable in arrears quarterly on the last Business Day of each December, March, June and September (commencing on the last Business Day of March 2007) occurring after the Effective Date; provided that all such Participation Fees shall be payable on the date on which any Synthetic L/C Deposits are returned to the Synthetic L/C Lenders pursuant to Section 2.03(e)(v).
     (iii) The Borrower shall pay the Synthetic Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance, administration and amendment of each Synthetic Letter of Credit as the Borrower and such Synthetic Issuing Bank may agree.
          (c) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.
          SECTION 2.09. Conversion of Loans.
          (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Loans of one Type comprising the same Borrowing into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans or, if made on another date, shall be subject to the provisions of Section 9.04(c), any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Loans shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Loans comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Loan shall have an Interest Period of one month.
     (ii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (y) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.
          SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Loans, any Revolving Credit-Linked Deposit or any Synthetic L/C Deposit or of agreeing to issue or of issuing or maintaining or participating in Synthetic Letters of Credit or of agreeing to make or of making or maintaining Synthetic L/C Loans or Revolving Credit Loans (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to make Loans, to maintain Synthetic L/C Deposits, Revolving Credit-Linked Deposits or to issue or participate in Synthetic Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Synthetic Letters of Credit (or similar Guaranteed Debts), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to make Loans, to maintain Synthetic L/C Deposits or Revolving Credit-Linked Deposits or to issue or participate in Synthetic Letters of Credit hereunder or to the issuance or maintenance of or participation in any Synthetic Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.
          (c) If, with respect to any Eurodollar Rate Loans under any Facility, Lenders owed at least 33⅓% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Loan under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Appropriate Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended and (iii) the Revolving Credit-Linked Deposit and the Synthetic L/C Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, in each case, until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist, in which case (x) the obligation of the Appropriate Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be reinstated and (y) the Revolving Credit-Linked Deposit and the Synthetic L/C Deposits shall be invested as otherwise provided herein.

          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Loan under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Loan, (ii) the obligation of the Appropriate Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended and (iii) the Revolving Credit-Linked Deposits and the Synthetic L/C Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, in each case, until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, in which case (x) the obligation of the Appropriate Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be reinstated and (y) the Revolving Credit-Linked Deposits and the Synthetic L/C Deposits shall be invested as otherwise provided herein; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, Revolving Credit-Linked Deposits or its Synthetic L/C Deposit and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day in the Administrative Agent’s sole discretion. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
          (b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.
          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees (including the Participation Fees) and Synthetic Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Except as otherwise provided under the Loan Documents, whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest or commitment fee or commission on or principal of Eurodollar Rate Loans, Revolving Credit-Linked Deposits or Synthetic L/C Deposits to be made in the next following calendar month, such payment shall be made on the preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, if no instructions with respect thereto are received from the Lender Parties upon request, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (without duplication) (i) the aggregate principal amount of all Loans outstanding at such time, (ii) the aggregate amount of the Synthetic L/C Deposits at such time, (iii) the aggregate Available Amount of all Synthetic Letters of Credit outstanding at such time and (iv) the aggregate amount of the Revolving Credit-Linked Deposits at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender Party, and, in the case of the Term B Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.
          SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, (x) taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized (or any political subdivision thereof), has its Applicable Lending Office, has a permanent establishment or is engaged in business (other than the business that the Lender Party is engaged in solely by reason of the transactions contemplated by this Agreement), (y) any branch profits taxes imposed by the United States of America and (z) withholding taxes imposed under law in effect on the date hereof or at the time the Lender Party designates a new Applicable Lending Office, other than any new Applicable Lending Office designated at the written request of a Loan Party (in the case of a Lender Party that is not an Initial Lender, this clause (z) shall include taxes imposed under law in effect on the date such Lender Party becomes a Lender, except to the extent that the Lender’s predecessor would have been entitled to receive additional amounts under this Section 2.12(a)) and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party or the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property (including intangible property, but with regard to all property taxes, only to the extent relating to property of a Loan Party) mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. As provided in Section 2.12(a), if the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request, at the Lender Party’s sole expense and as long as the Loan Parties determine that such steps will not, in the reasonable judgment of the Loan Parties, be disadvantageous to the Loan Parties, to assist such Lender Party to recover such Taxes.
          (g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. In addition, if a Lender Party determines, in such Lender Party’s sole discretion, that it has received a refund or credit in respect of any Taxes or Other Taxes as to which it has been indemnified pursuant to Section 2.12(c), or with respect to which additional amounts have been paid pursuant to Section 2.12(a), such Lender Party shall pay to the Borrower an amount equal to such refund (but such amount in no event to exceed the amount of any indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of such Lender Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender Party, shall agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party subsequently determines that such refund or credit is unavailable under applicable law or is otherwise required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require a Lender Party to rearrange its tax affairs or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

          (h) The Administrative Agent shall deliver to each Loan Party on the Effective Date (and shall keep effective thereafter) two duly completed copies of Internal Revenue Service Form W-8IMY, or any successor or other form prescribed by the Internal Revenue Service, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with each Loan Party to be treated as a U.S. person with respect to such payments (and each Loan Party and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments), with the effect that each Loan Party can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.
          SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07), (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents or on account of the Synthetic L/C Deposits or the Revolving Credit-Linked Deposits maintained by such Lender Party at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party or, to the extent applicable, the Synthetic L/C Deposits or the Revolving Credit-Linked Deposits maintained by such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time or, to the extent applicable, the total Synthetic L/C Deposits and Revolving Credit-Linked Deposits maintained by all Lenders at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents, the Revolving Credit-Linked Deposits or the Synthetic L/C Deposits maintained by the Lenders, as applicable, at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents, the Revolving Credit-Linked Deposits or the Synthetic L/C Deposits maintained by the Lenders, as applicable, at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time or the Synthetic L/C Deposits maintained by such Lender Party at such time, as applicable, to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents or the total Synthetic L/C Deposits or the Revolving Credit-Linked Deposits maintained by the Lenders, as applicable, at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations, the Revolving Credit-Linked Deposits or Synthetic L/C Deposits due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
          SECTION 2.14. Use of Proceeds. (a) The proceeds of the Term B Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to refinance all outstanding indebtedness under the Existing Credit Agreements, (ii) to provide working capital for the Loan Parties, (iii) to fund the Distribution and the Tender Offer of EBG Holdings, and (iv) pay transaction fees and expenses.
          (b) The proceeds of the Revolving Credit Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to provide working capital for the Loan Parties and (ii) for the Loan Parties’ other general corporate purposes.
          (c) The proceeds and issuances of Synthetic Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Synthetic Letters of Credit) solely (i) to provide credit support in respect of the Borrower’s and the Guarantor’s working capital needs including in respect of Permitted Commodity Hedge and Power Sale Agreements, (ii) to fulfill in whole or in part the First Lien Debt Service Reserve Requirement and the Second Lien Debt Service Reserve Requirement under (and as defined in) the Second Lien Credit Agreement and (iii) to provide support for other performance obligations of the Loan Parties.
          SECTION 2.15. Change of Control Prepayment. (a) No later than three (3) Business Days after the occurrence of a Change of Control, the Borrower shall through the Administrative Agent offer to each Lender (by delivery of a prepayment offer to the Administrative Agent) to prepay all (but not part) of its outstanding Loans and return all outstanding Synthetic L/C Deposits and all outstanding Revolving Credit-Linked Deposits in accordance with this Section 2.15. The prepayment offer may be conditioned on the occurrence of such Change of Control (if made prior to such occurrence) and otherwise shall be irrevocable and shall state: (i) the proposed date of such prepayment and/or return (which date shall be no earlier than (x) the end of the Offer Period and (y) the date of the applicable Change of Control and no later than ten (10) Business Days from the date of the applicable Change of Control) (or, if later, the end of the Offer Period); (ii) the prepayment price (which, with respect to each Lender, shall be calculated as the sum of (w) the aggregate principal amount of the outstanding Loans made by, and Synthetic L/C Deposits and Revolving Credit-Linked Deposits of, such Lender, (x) without duplication, an amount equal to 1.00% of the aggregate principal amount of such outstanding Loans made by, and Synthetic L/C Deposits and Revolving Credit-Linked Deposits of, such Lender, (y) all accrued and unpaid interest on such Loans and Synthetic L/C

Deposits and Revolving Credit-Linked Deposits and (z) all accrued interest on the principal amount being repaid, prepaid or returned and any amounts owing pursuant to Section 9.04(c)); (iii) that each Lender that accepts such prepayment offer must accept such offer with respect to all (but not part) of its Loans, Revolving Credit-Linked Deposits and Synthetic L/C Deposits; (iv) that each Lender must accept such offer by delivering notice of such acceptance to the Administrative Agent within ten (10) days after the date the Borrower makes its offer to such Lender (the “Offer Period”); and (v) in reasonable detail, the nature of the applicable Change of Control and the projected impact of such Change of Control on the Projects, the operations thereof and the Borrower and the Guarantors.
          (b) The Borrower shall comply with the terms of each such prepayment offer. Each Lender shall have the right to accept such offer prior to the expiration of the applicable Offer Period.
          (c) Notwithstanding anything to the contrary herein, the Borrower shall not request, nor shall any Lender be obligated to make, any Loans under the Revolving Credit Facility or issue Synthetic Letters of Credit under the Synthetic L/C Facility from and after the date of a Change of Control until the date the Borrower prepays Loans of and/or returns Synthetic L/C Deposits and Revolving Credit-Linked Deposits to all of the Lenders who have accepted a prepayment offer in accordance with this Section 2.15.
          (d) The Commitments of each Lender that accepts a prepayment offer in accordance with this Section 2.15 shall terminate in its entirety on the date such Lender’s Loans are repaid or, if later, scheduled to be repaid or returned.
          SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note, a Synthetic L/C Note and a Term B Note, as applicable, in substantially the form of Exhibits A-1, A-2 and A-3 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment, Synthetic L/C Loans and Term B Loans, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(e) shall include a control account and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.17. Duty to Mitigate. In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Loans then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Loans and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent and any Synthetic Issuing Bank, (ii) such Lender Party receives payment in full in cash of the outstanding principal amount of all Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07.
          SECTION 2.18. Revolving Credit-Linked Deposit Accounts.
          (a) Establishment of Revolving Credit-Linked Deposit Account and Revolving Credit-Linked Sub-Accounts. On or prior to the Effective Date, the Administrative Agent shall establish a Revolving Credit-Linked Deposit Account with the title “Revolving Credit Lenders (Boston Gen) Credit-Linked Deposit Account”. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Revolving Credit Lender in the Revolving Credit-Linked Deposit Account (the interest of each Revolving Credit Lender in the Revolving Credit-Linked Deposit Account, as evidenced by such records, being referred to as such Lender’s “Revolving Credit-Linked Sub-Account”). The Administrative Agent shall establish such additional Revolving Credit-Linked Sub-Accounts for assignee Lenders as shall be required pursuant to Section 9.07(b). No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Revolving Credit-Linked Deposit Account or to exercise any other right or power with respect thereto. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the

Revolving Credit-Linked Deposits are and (subject to the last paragraph of Article VI) will at all times be solely the property of the Revolving Credit Lenders, that the Revolving Credit-Linked Deposits shall be used solely in accordance with this Agreement and that no amount on deposit at any time in the Revolving Credit-Linked Deposit Account shall be the property of any of the Loan Parties, constitute collateral for any Obligations of the Loan Parties under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any of the Loan Parties under the Loan Documents. Each Revolving Credit Lender agrees that its right, title and interest in and to the Revolving Credit-Linked Deposit Account shall be limited to the right to require amounts in its Revolving Credit-Linked Sub-Account to be applied as provided in Section 2.18(c) below and that it will have no right to require the return of its Revolving Credit-Linked Deposit other than as expressly provided in such Section 2.18(c) (each Revolving Credit Lender hereby acknowledging that its Revolving Credit-Linked Deposit constitutes payment for its participations in Revolving Credit Loans made or to be made hereunder and that the Fronting Bank will be making Revolving Credit Loans in reliance on the availability of such Lender’s Revolving Credit-Linked Deposit to discharge such Lender’s obligations in accordance with Section 2.18(i)). The funding of the Revolving Credit-Linked Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements solely among the Administrative Agent, the Fronting Bank and the Revolving Credit Lenders with respect to the funding and reimbursement obligations of the Revolving Credit Lenders under this Agreement, and do not constitute loans, extensions of credit or other financial accommodations to any Loan Party. No Loan Party shall have any responsibility or liability to the Revolving Credit Lenders, the Administrative Agent or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Revolving Credit-Linked Deposit Account (or any Revolving Credit-Linked Sub-Account) or with respect to the investment of amounts held therein, including pursuant to Section 2.18(d) below.
          (b) Deposits in Revolving Credit-Linked Deposit Account. The following amounts will be deposited in the Revolving Credit-Linked Deposit Account at the following times:
     (i) On the Effective Date, each Revolving Credit Lender shall deposit in the Revolving Credit-Linked Deposit Account an amount in Dollars equal to such Lender’s Revolving Credit Commitment. Thereafter, the Revolving Credit-Linked Deposits shall be available, on the terms and subject to the conditions set forth herein, for application pursuant to Section 2.18(i) to pay such Lender’s Applicable Revolving Credit Percentage of the principal of Revolving Credit Loans that are not paid when due (at stated maturity, by acceleration or otherwise).
     (ii) On any date prior to the Revolving Credit Termination Date on which the Administrative Agent or the Fronting Bank receives any payment of principal of Revolving Credit Loans, with respect to which amounts were withdrawn from the Revolving Credit-Linked Deposit Account to reimburse or pay the Fronting Bank, subject to clause (iii) below, the Administrative Agent shall deposit in the Revolving Credit-Linked Deposit Account, and credit to the Revolving Credit-Linked Sub-Accounts of the

Revolving Credit Lenders, the portion of such reimbursement or other payment to be deposited therein, in accordance with Sections 2.18(i).
     (iii) If at any time when any amount is required to be deposited in the Revolving Credit-Linked Deposit Account under clause (ii) above the sum of such amount and the aggregate amount of the Revolving Credit-Linked Deposits at such time would exceed the higher of the total aggregate Revolving Credit Commitments and the Revolving Credit Exposure, then such excess shall not be deposited in the Revolving Credit-Linked Deposit Account and the Administrative Agent shall instead pay to each Revolving Credit Lender its Applicable Revolving Credit Percentage of such excess.
     (iv) Concurrently with the effectiveness of any assignment by any Revolving Credit Lender of all or any portion of its Revolving Credit Commitment, the Administrative Agent shall transfer into the Revolving Credit-Linked Sub-Account of the assignee the corresponding portion of the amount on deposit in the assignor’s Revolving Credit-Linked Sub-Account in accordance with Section 9.7(b).
          (c) Withdrawals From and Closing of Revolving Credit-Linked Deposit Account. Each Revolving Credit Lender irrevocably and unconditionally agrees that its deposit in the Revolving Credit-Linked Deposit Account shall be withdrawn and distributed (or transferred, in the case of clause (v) below) as follows:
     (i) In the event the Borrower fails to pay when due (at stated maturity, by acceleration or otherwise) any principal of any Revolving Credit Loan, the Administrative Agent shall withdraw from the Revolving Credit-Linked Deposit Account (and debit each Lender’s Revolving Credit-Linked Deposit Sub-Account in the amount of) such Lender’s Applicable Revolving Credit Percentage of the amount of such principal not paid when due and the Revolving Credit Commitment shall be reduced by such amount.
     (ii) At any time and from time to time, if the Fronting Bank, in its sole discretion, directs the Administrative Agent to withdraw an amount from the Revolving Credit-Linked Deposit Account sufficient to repay all outstanding Revolving Credit Loans or any portion thereof, the Administrative Agent shall withdraw from the Revolving Credit-Linked Deposit Account (and debit each Lender’s Revolving Credit-Linked Deposit Sub-Account in the amount of) such Lender’s Applicable Revolving Credit Percentage of such amount so directed and the Revolving Credit Commitment shall be reduced by such amount. Additionally, the Fronting Bank, in its sole discretion, may direct the Administrative Agent to fund a Revolving Credit Loan directly with amounts on deposit in the Revolving Credit-Linked Deposit Account (and such Revolving Credit Loan shall immediately become a Funded Revolving Credit Loan as set forth in clause (iii)).
     (iii) Upon the withdrawal of any amounts on deposit in the Revolving Credit-Linked Deposit Account pursuant to clause (c)(i) or (ii), each Revolving Credit Lender shall be deemed to have made a loan (relative to each Revolving Credit Lender, its

“Funded Revolving Credit Loan”) to the Borrower in an amount equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the amount withdrawn from the Revolving Credit-Linked Deposit Account. The Borrower may elect to have Funded Revolving Credit Loans accrue as Eurodollar Rate Loans or Base Rate Loans as further set forth in Section 2.09. The Borrower may repay Funded Revolving Credit Loans by making deposits into the Revolving Credit-Linked Deposit Account, which will not cause a reduction in the Revolving Credit Commitment.
     (iv) Concurrently with the effectiveness of any assignment by any Revolving Credit Lender of all or any portion of its Revolving Credit Commitment, the corresponding portion of the assignor’s Revolving Credit-Linked Sub-Account shall be transferred from the assignor’s Revolving Credit-Linked Sub-Account to the assignee’s Revolving Credit-Linked Sub-Account in accordance with Section 9.07(b) and, if required by Section 9.07(b), the Administrative Agent shall close such assignor’s Revolving Credit-Linked Sub-Account.
     (v) Upon the reduction of each of the Revolving Credit Commitments to zero, the Administrative Agent shall withdraw from the Revolving Credit-Linked Deposit Account and pay to each Revolving Credit Lender the entire remaining amount of such Lender’s Revolving Credit-Linked Deposit, and shall close the Revolving Credit-Linked Deposit Account.
     Each Revolving Credit Lender irrevocably and unconditionally agrees that its Revolving Credit-Linked Deposit may be applied or withdrawn from time to time as set forth in this Section 2.18(c).
          (d) Deposit Earnings. Each of the Administrative Agent, the Fronting Bank and each Revolving Credit Lender hereby acknowledges and agrees that (i) each Revolving Credit Lender is funding its Revolving Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.18(i), (ii) the Administrative Agent has agreed to invest the Revolving Credit-Linked Deposits in Cash Equivalents and (iii) the Administrative Agent shall pay to the Revolving Credit Lenders a return on such Revolving Credit-Linked Deposit (except during periods when such Revolving Credit-Linked Deposits are used to cover Revolving Credit Loans that have not been repaid when due (at stated maturity, by acceleration or otherwise)) equal at any time to (x) the Eurodollar Rate for a three-month interest period (provided, however that the initial Interest Period shall be the period commencing on the Effective Date and ending on March 30, 2007) minus (y) 12.5 basis points. Such interest will be paid to the Revolving Credit Lenders by the Administrative Agent in arrears on each day on the last day of the interest period applicable to such Revolving Credit-Linked Deposit (which corresponds to the date on which fees are due and payable to the Revolving Credit Lenders under Section 2.08). Any amounts earned and received with respect to Revolving Credit-Linked Deposits during any applicable Interest Period in excess of the Eurodollar Rate for the Interest Period in effect shall be for the account of the Administrative Agent. No Person other than the Administrative Agent shall have any obligation under or in respect of this clause. Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be liable for any losses due to (i) the misappropriation of any Revolving Credit-Linked Deposit or return thereon or (ii) the failure of the Administrative Agent to pay a return to any Revolving Credit Lender (it being understood and agreed for greater certainty that this clause shall not limit any obligation of the Borrower hereunder to pay any fees pursuant to Section 2.08, repay any Revolving Credit Loan or Funded Revolving Credit Loan). Neither the Administrative Agent, the Fronting Bank nor any other Person guarantees any rate of return on the investment of any Revolving Credit-Linked Deposit held in the Revolving Credit-Linked Deposit Account.
          (e) Sufficiency of Deposits to Provide for Revolving Credit Exposure. Notwithstanding any other provision of this Agreement, no Revolving Credit Loan shall be made, if after giving effect thereto the aggregate amount of the Revolving Credit Exposures would exceed the aggregate amount of the Revolving Credit-Linked Deposits.
          (f) Satisfaction of Lender Funding Obligations. The Borrower and the Fronting Bank acknowledge and agree that, notwithstanding any other provision contained herein (but without limiting the obligations of any Revolving Credit Lender under Section 7.05), the deposit by each Revolving Credit Lender in the Revolving Credit-Linked Deposit Account on the Effective Date of funds equal to its Revolving Credit Commitment will fully discharge the obligation of such Lender to fund Loans by such Lender pursuant to Section 2.01, and that no other or further payments shall be required to be made by any Revolving Credit Lender in respect of any such funding or reimbursement obligations.
          (g) Security. Each Revolving Credit Lender hereby grants to the Fronting Bank a first priority security interest in such Revolving Credit Lender’s Revolving Credit-Linked Deposit to secure the obligations of such Revolving Credit Lender under Section 2.18(i).
          (h) Fronting Bank Insecure. If the Fronting Bank is enjoined from taking any action referred to in Section 2.18(c), or if the Fronting Bank reasonably determines that, by operation of law, it may reasonably be precluded from taking any such action, or if any Loan Party or Revolving Credit Lender challenges in any legal proceeding any of its respective acknowledgements, agreements or characterizations set forth in Section 2.18(a), then, in any such case (and so long as such event or condition shall be continuing), and notwithstanding anything contained herein to the contrary, the Fronting Bank shall not be required to make any Revolving Credit Loan.
          (i) Reimbursement of Fronting Bank. If the Borrower fails to pay when due (at stated maturity, by acceleration or otherwise) any principal of any Revolving Credit Loan, the Fronting Bank shall direct the Administrative Agent to withdraw from the Revolving Credit-Linked Deposit Account (and debit each Revolving Credit Lender’s Revolving Credit-Linked Sub-Account in the amount of) such Lender’s Applicable Revolving Credit Percentage of the amount of such principal not paid when due. Promptly following receipt by the Administrative Agent of any payment from the Borrower of principal of Revolving Credit Loans, the Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that amounts have been withdrawn from the Revolving Credit-Linked Deposit Account to make any payment pursuant to this paragraph to the Fronting Bank, then such payment shall be deposited in the Revolving Credit-Linked Deposit Account (and credited to each Revolving Credit

Lender’s Revolving Credit-Linked Sub-Account in the amount of such Lender’s Applicable Revolving Credit Percentage of such deposit). Any payment made with amounts withdrawn from the Revolving Credit-Linked Deposit Account to pay the Fronting Bank for any defaulted principal payment shall constitute the funding by the respective Revolving Credit Lender of its participation in the related Revolving Credit Loan and shall not constitute a new Loan or relieve the Borrower of its obligation to pay such principal.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF LENDING
AND ISSUANCES OF SYNTHETIC LETTERS OF CREDIT
          SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date on or before December 21, 2006 (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make a Loan or any Synthetic Issuing Bank to issue a Synthetic Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):
     (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated as of such date (unless otherwise specified) and in form and substance reasonably satisfactory to the Administrative Agent:
     (i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.
     (ii) The First Lien Security Agreement substantially in the form of Exhibit K duly executed by the Borrower, each Guarantor and the First Lien Collateral Agent, together with:
     (A) confirmation reasonably satisfactory to the Administrative Agent that (1) certificates (if any) representing the Initial Pledged Equity (as defined in the First Lien Security Agreement) accompanied by undated membership interest powers or stock powers, as applicable, executed in blank, and (2) instruments evidencing the Initial Pledged Debt (as defined in the First Lien Security Agreement), indorsed in blank, in each case, have been delivered to the First Lien Collateral Agent,
     (B) appropriately completed financing statements in form appropriate for filing under the Uniform Commercial Code in the State of Delaware, covering the Collateral described in the First Lien Security Agreement,
     (C) completed requests for information or similar search reports, dated on or not more than 14 days before the Effective Date,

listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,
     (D) certified copies of each Material Contract,
     (E) each First Lien Consent and Agreement in respect of each Initial Commodity Hedge and Power Sale Agreement and each other Material Contract then in effect (other than each of the Material Contracts set forth on Part III of Schedule 4.01(t)), duly executed by each party to such Initial Commodity Hedge and Power Sale Agreement or Material Contract, as applicable, and
     (F) evidence that all other action that the Administrative Agent and the First Lien Collateral Agent may deem reasonably necessary in order to perfect and protect the first priority liens and security interests created under the First Lien Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).
     (iii) The First Lien Pledge Agreement substantially in the form of Exhibit L duly executed by EBG Holdings and the First Lien Collateral Agent, together with:
     (A) Confirmation reasonably satisfactory to the Administrative Agent that certificates, if any, representing the Initial Pledged Equity (as defined in the First Lien Pledge Agreement) accompanied by undated membership interest powers or stock powers, as applicable, executed in blank have been delivered to the First Lien Collateral Agent,
     (B) appropriately completed financing statements in form appropriate for filing under the Uniform Commercial Code in the State of Delaware, covering the Collateral described in the First Lien Pledge Agreement,
     (C) completed requests for information or similar search reports, dated on or not more than 14 days before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name EBG Holdings as debtor, together with copies of such other financing statements, and
     (D) evidence that all other action that the Administrative Agent and the First Lien Collateral Agent may deem reasonably necessary in order to perfect and protect the first priority liens and security interests created under the First Lien Pledge Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).
     (iv) Original counterparts of the mortgages, deeds of trust or security deeds encumbering each of the Real Properties and substantially in the form of Exhibit D (the “First Lien Mortgages”) duly executed and delivered by the appropriate Loan Party in recordable form, together with:
     (A) to the extent necessary under applicable law, Uniform Commercial Code Financing Statements covering fixtures (“UCC Fixture Filings”) appropriately completed for filing in the appropriate filing or recording offices,
     (B) evidence that counterparts of the First Lien Mortgages and UCC Fixture Filings have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered to the Title Company in form suitable for filing or recording, in all filing or recording offices necessary in order to create a valid first and subsisting Lien on the property described therein in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Parties and that all filing and recording taxes and fees have been paid to the Title Company,
     (C) certified copies of the fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or an irrevocable written commitment to issue mortgage title policies or marked-up unconditional binders for such insurance (the “First Lien Mortgage Policies”) in amounts and in form and substance, and with endorsements (including zoning endorsements) to the extent available, reasonably acceptable to the Administrative Agent and the First Lien Collateral Agent, issued by the Title Company, reinsured by title insurers reasonably acceptable to the Administrative Agent and the First Lien Collateral Agent, insuring the First Lien Mortgages to be valid first and subsisting Liens on the property described therein, free of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance, to the extent available (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens), in form acceptable to the Administrative Agent and the First Lien Collateral Agent,
     (D) certified copies of American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the Effective Date, certified to the Administrative Agent and the First Lien Collateral Agent and the Title Company using a form of certification reasonably acceptable to the Administrative Agent and the First Lien Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located showing the matters required by such certification and the absence of material encroachments and any other material defects other than encroachments or other defects acceptable to the Administrative Agent and the First Lien Collateral Agent,
     (E) Proof of payment to the Title Company of (A) all expenses and premiums of the Title Company in connection with the issuance of the First Lien Mortgage Policies and (B) an amount equal to any fees or taxes including, without limitation, the recording, mortgage, intangible, transfer and stamp taxes payable in connection with recording the First Lien Mortgages and UCC Fixture Filings, if applicable, in the appropriate government office(s),
     (F) Certified copies of permanent and unconditional certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in a jurisdiction in which the facilities to be covered by the Mortgages are located, then such other evidence reasonably satisfactory to the Administrative Agent and the First Lien Collateral Agent) permitting the fully functioning operation and occupancy of each such facility and of such other permits necessary for the use and operation of each such facility issued by the respective governmental authorities having jurisdiction over each such facility, and
     (G) evidence of the insurance required by the terms of the First Lien Mortgages.
     (v) The Intercreditor Agreement substantially in the form of Exhibit G duly executed by the Borrower, the Guarantors, EBG Holdings, the First Lien Collateral Agent, the Second Lien Collateral Agent, the Administrative Agent, the Second Lien Administrative Agent, and Credit Suisse Energy LLC.
     (vi) The Security Deposit Agreement substantially in the form of Exhibit H duly executed by the Borrower, each Guarantor, the First Lien Collateral Agent, the Second Lien Collateral Agent and the Depositary.
     (vii) Certified copies of the resolutions of the sole members of the Borrower and the Board of Directors of EBG Holdings and authorizations of the sole member or Board of Directors, as applicable, of each other Guarantor approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

     (viii) A copy of a certificate of the Secretary of State of Delaware, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the certificate of formation or certificate of incorporation, as the case may be, of each Loan Party and EBG Holdings and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s and EBG Holding’s certificate of formation or certificate of incorporation, as the case may be, on file in such Secretary’s office, (2) to the extent applicable, each of such Loan Party and EBG Holdings has paid all franchise taxes to the date of such certificate and (3) to the extent applicable, each of such Loan Party and EBG Holdings is duly formed and in good standing or presently subsisting under the laws of the State of Delaware.
     (ix) A certificate of each Loan Party and EBG Holdings signed on behalf of such Loan Party and EBG Holdings by a Responsible Officer thereof, dated the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the certificate of formation or certificate of incorporation, as the case may be, of such Loan Party or EBG Holdings (as applicable) since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(viii), (B) a true and correct copy of the limited liability company agreement or bylaws, as the case may be, of such Loan Party or EBG Holdings (as applicable) as in effect on the date on which the resolutions referred to in Section 3.01(a)(vii) were adopted and on the Effective Date, (C) the due formation and good standing or valid existence of such Loan Party or EBG Holdings (as applicable) as a limited liability company or corporation, as the case may be, organized under the laws of the jurisdiction of its formation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party or EBG Holdings (as applicable) and (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date.
     (x) Certificates of EBG Holdings and each of the Loan Parties executed by an authorized officer thereof in each case certifying the name and true signature of the officer of EBG Holdings or such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
     (xi) Certified copies of each of the Related Documents, duly executed by the parties.
     (xii) Certificates in substantially the form of Exhibit E, attesting to (A) the Solvency of EBG Holdings and its Subsidiaries on a Consolidated basis after giving effect to the Transaction and the other transactions contemplated thereby, and (B) the Solvency of the Borrower and its Subsidiaries on a Consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, in each case from the director of finance of EBG Holdings.
     (xiii) (A) A certified hard copy of, and a computer disk containing, pro forma balance sheets, income statements and cash flow statements with respect to EBG Holdings consolidated with its Subsidiaries for the period through Fiscal Year 2014, on a quarterly basis for the period from January 1, 2007 through December 31, 2008 and on an annual basis for each year thereafter (the “Base Case Projections”) and (B) a certified copy of the operating budget for the Borrower and its Subsidiaries for Fiscal Year 2007 (the “Initial Operating Budget”).
     (xiv) (A) Certified copies of audited financial statements of the Borrower and its Subsidiaries dated December 31, 2005 and interim financial statements of the Borrower and its Subsidiaries dated the end of each Fiscal Quarter ending since December 31, 2005, and (B) the Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as of September 30, 2006, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the twelve-month period then ended.
     (xv) Copies of final due diligence reports updated within 30 days of the Effective Date from the following consultants in form and substance reasonably satisfactory to the Administrative Agent: (A) the Independent Engineer; (B) the Independent Power Market Consultant; and (C) the Independent Insurance Consultant.
     (xvi) Copies of all certificates representing the policies, endorsements and other documents required under Section 5.01(d) to be in effect as of the Effective Date, accompanied by (A) a certificate of the Borrower signed by a Responsible Officer certifying that the copies of each of the policies, endorsements and other documents delivered pursuant to this Section 3.01(a)(xvi) are true, correct and complete copies thereof, (B) letters from the Borrower’s insurance brokers or insurers, dated not earlier than fifteen (15) days prior to the Effective Date, stating with respect to each such insurance policy that (1) such policy is in full force and effect, (2) all premiums theretofore due and payable thereon have been paid and (3) the underwriters of such insurance have agreed that the policies, when issued, will contain the provisions required under Section 5.01(d) and (C) a certificate from the Independent Insurance Consultant in form and substance reasonably satisfactory to the Lenders confirming that such required insurance is in full force and effect in accordance with the terms of this Agreement.
     (xvii) A favorable opinion of Debevoise & Plimpton LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

     (xviii) Favorable opinions of Nutter, McClennen & Fish LLP, local counsel for the Loan Parties with respect to the enforceability and perfection of each First Lien Mortgage and any related fixture filings and with respect to local permitting, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
     (xix) A favorable opinion of White & Case LLP, special federal energy regulatory counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
     (xx) Account control agreements reasonably acceptable to the Administrative Agent and the First Lien Collateral Agent for the Local Accounts executed by the depositary financial institution holding such accounts and the applicable Loan Parties.
     (xxi) Reasonable evidence that, concurrent with or promptly following the consummation of the transaction contemplated hereby, (A) the Accounts have been established in accordance with the requirements of the Security Deposit Agreement, and (B) after giving effect to the Borrowings to be made on the Effective Date, the First Lien Debt Service Reserve Requirement has been satisfied.
          (b) [Reserved].
          (c) The Lender Parties shall be reasonably satisfied that:
     (i) all Existing Debt, other than Surviving Debt, has been (or is contemporaneously being) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated (or contemporaneously therewith terminated) and that all Surviving Debt is on terms and conditions reasonably satisfactory to the Lender Parties;
     (ii) all Liens securing payment of any Existing Debt shall have been released; and
     (iii) the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements, mortgage releases, pay-off letters and other instruments as may be necessary or desirable, in the reasonable judgment of the Administrative Agent, in connection therewith.
     (d) Before giving effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2005.
     (e) Except as set forth on Schedule 4.01(g), there shall exist no action, suit, investigation, litigation or proceeding affecting EBG Holdings or any Loan Party pending or threatened in writing before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
     (f) Except for any Governmental Authorizations required in connection with the Lender Parties’ exercise of remedies under the Loan Documents, all Governmental Authorizations and member, shareholder and third party consents and approvals necessary in connection with the Transaction or for the ownership and operation of the Projects shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in full force and effect.
     (g) The Borrower shall have paid (or shall be contemporaneously paying from the proceeds of the Loans) all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties).
     (h) The Administrative Agent shall have received evidence reasonably satisfactory to it that prior to, or concurrently with, the making of the Initial Extension of Credit hereunder:
     (i) the Borrower shall have received not less than $350,000,000 in gross cash proceeds from borrowings under the Second Lien Credit Agreement; and
     (ii) EBG Holdings shall have received not less than $300,000,000 in gross cash proceeds from borrowings under the Mezzanine Documents.
     (i) The Related Documents, including the Mezzanine Documents, Initial Commodity Hedge and Power Sale Agreements and the Second Lien Loan Documents, shall have been executed and delivered by all parties thereto and shall be effective, and all material obligations to be performed under any such documents on or before the Effective Date shall have been performed.
     (j) The Facilities shall have been rated by each of S&P and Moody’s.
     (k) The Lenders shall have received, to the extent requested, on or before the date which is five (5) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.
     (l) The Administrative Agent shall have received the Closing Date Summary Funds Flow Memo substantially in the form attached hereto as Exhibit N (the “Closing Date Summary Funds Flow Memo”).
          SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make a Loan (other than a Synthetic L/C Loan made by a Synthetic Issuing Bank) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Synthetic Issuing Bank to issue a Synthetic Letter of Credit (including the initial issuance) shall be subject to the further conditions precedent that on the date of such Borrowing or issuance the following statements shall be true and the Administrative Agent shall have received for the account of such Lender or such Synthetic Issuing Bank a certificate signed by a duly authorized officer of the Borrower, dated the date of such Borrowing or issuance, stating that (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Synthetic Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance such statements are true):
     (a) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, as though made on and as of such date, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; and
     (b) (i) with respect to the Initial Extension of Credit on the Effective Date, no Default has occurred and is continuing, or would result from such Initial Extension of Credit or from the application of proceeds therefrom; and (ii) with respect to each such Borrowing or issuance after the Effective Date, no Event of Default has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom.
          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties. Each Loan Party represents and warrants on behalf of itself as follows:
     (a) Organization. It (i) is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a limited liability company or corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite limited liability company or corporate (as applicable) power and authority (including, without limitation, all material Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
     (b) Location. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties and their Subsidiaries, showing as of the date hereof (as to each Loan Party and each such Subsidiary) the jurisdiction of its formation or incorporation (as applicable), the address of its principal place of business and its U.S. taxpayer identification number. The copy of the certificate of formation or certificate of incorporation, as applicable, of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(viii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     (c) Ownership Information. Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares or membership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares or membership interests (as applicable) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the First Lien Collateral Documents, the Second Lien Collateral Documents or Permitted Liens.
     (d) Authorization; Non-Contravention. The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s limited liability company or corporate (as applicable) powers, have been duly authorized by all necessary limited liability company or corporate (as applicable) action, and do not (i) contravene such Loan Party’s limited liability company agreement, certificate of incorporation, bylaws or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to or binding on it, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, a Contractual Obligation of any Loan Party (except to the extent such conflict, breach, default or payment could not reasonably be expected to have a Material Adverse Effect) or (iv) except for the Liens created under the First Lien Collateral Documents and the Second Lien Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of any Loan Party or any of its Subsidiaries. As of the Effective Date, no Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
     (e) Consents and Approvals. (i) No Governmental Authorization, and no notice to, filing with, or consent or approval of any other third party is required for (A) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (B) the grant by any Loan Party of the Liens granted by it pursuant to the First Lien Collateral Documents, (C) the perfection or maintenance of the Liens created under the First Lien Collateral Documents (including the first priority nature thereof) or (D) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the First Lien Collateral Documents, except for (1) those authorizations, approvals, actions, notices and filings set forth on Schedule 4.01(e), (I) all of which have been duly obtained, taken, given or made, (II) are in full force and effect, (III) are free from conditions or requirements that have not been met or complied with, (2) authorizations, approvals, actions, notices and filings required by securities, regulatory or applicable law in connection with an exercise of remedies or (3) those Governmental Authorizations, notices, filings with, or consents of, any other third party, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.
     (ii) No Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority or any other third party is required in connection with the operation of the Projects in accordance with applicable law and as otherwise contemplated by this Agreement, except for (A) the Governmental Authorizations, notices and filings set forth on Schedule 4.01(e), (1) all of which have been duly obtained, taken, given or made, (2) are in full force and effect and (3) are free from conditions or requirements that have not been met or complied with or (B) those Governmental Authorizations, notices, filings with or consents of any other third party, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.
     (f) Binding Agreement. This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.
     (g) Litigation. Except as set forth on Schedule 4.01(g), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened in writing before any

Governmental Authority or arbitrator that (i) could reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
     (h) Financial Statements. (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the senior financial officer of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 3.01, fairly present in all material respects, subject, in the case of said balance sheet as at September 30, 2006, and said statements of income and cash flows for the nine months then ended, to year end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.
     (ii) The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the twelve-month period then ended, respectively, certified by the senior financial officer of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 3.01, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date giving effect to the Transaction, all in accordance with GAAP.
     (iii) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of EBG Holdings and its Subsidiaries delivered to the Administrative Agent, pursuant to Section 3.01(a)(xiii) and the Budget required by Section 5.03(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable best estimate of its future financial performance.
     (i) Accuracy of Information; Projections. All information (other than the information delivered pursuant to Section 3.01(a)(xiii), other financial projections and general economic information) heretofore or contemporaneously furnished to any Lender Party by or on behalf of EBG Holdings or any Loan Party in connection with any Loan Document or any transaction contemplated hereby (including the Transactions), taken together as a whole with all other information with which such Lender Party has previously been furnished, is complete and correct in all material respects, as of the date such information was furnished and as of the Effective Date, and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make any information not misleading in light of the circumstances under which furnished.
     (j) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or drawings under any Synthetic Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (k) Investment Company Act. No Loan Party is an “investment company,” as defined in or subject to regulations under the Investment Company Act of 1940, as amended.
     (l) Security Interest. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the First Lien Collateral Documents have been duly made or taken and are in full force and effect, and the First Lien Collateral Documents create in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the First Lien Obligations. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
     (m) Solvency. After giving affect to the Transaction, the Borrower and its Subsidiaries are, on a Consolidated basis, Solvent.
     (n) ERISA Etc. (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has had or is reasonably expected to have a Material Adverse Effect.
     (ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan except for Withdrawal Liability that could not reasonably be expected to have a Material Adverse Effect.
     (iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a material Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (o) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(o) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except for any such non-compliance, obligation or cost that could not reasonably be likely to have a Material Adverse Effect and, to the best knowledge of each Loan Party, no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be likely to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership or transferability, or subject to any material Lien, under any Environmental Law.
     (ii) Except as otherwise set forth on Part II of Schedule 4.01(o) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is currently listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries except where such treatment, storage or disposal could not reasonably be likely to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that requires abatement under any applicable Environmental Law that could reasonably be likely to have a Material Adverse Effect; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in a manner that would reasonably be expected to require any investigation, cleanup, remediation or remedial action by any Loan Party under any applicable Environmental Law that could reasonably be likely to have a Material Adverse Effect.
     (iii) Except as otherwise set forth on Part III of Schedule 4.01(o) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries, except, in each case above, where any such investigation or assessment or remedial or response action or liability could not reasonably be likely to have a Material Adverse Effect.

     (p) Tax Matters. (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.
     (ii) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed, other than those tax returns where the failure to file such returns could not be reasonably expected to have a Material Adverse Effect, and has paid all taxes shown thereon to be due, together with applicable interest and penalties (other than taxes contested in good faith).
     (iii) No issues have been raised by the Internal Revenue Service in respect of federal income tax returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (iv) No issues have been raised by any state, local or foreign taxing authorities, in respect of the returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise, that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (q) Surviving Debt. Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Surviving Debt, showing the obligor and the principal amount outstanding thereunder and the maturity date thereof.
     (r) Owned Real Property. Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all material real property owned by any Loan Party, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party has good and marketable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens.
     (s) Leased Real Property. Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all material leases of real property under which any Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee thereof. Each such lease is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).
     (t) Material Contracts. Except as set forth on Schedule 4.01(t), each Material Contract (i) has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified from the form previously delivered to the

Administrative Agent, except in accordance with the terms of this Agreement, (ii) is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), and (iii) to the best knowledge of the relevant Loan Party, there exists no material default under any Material Contract by any party thereto.
     (u) Accounts. Neither the Borrower nor any of its Subsidiaries has any deposit or securities accounts other than the Accounts or Local Accounts otherwise permitted under the terms of this Agreement.
     (v) Regulatory Status. Each Project Company: (i) meets the requirements for, and has made the necessary filing with, or has been determined by, FERC to be an exempt wholesale generator (“EWG”) within the meaning of Section 1262(6) of the Public Utility Holding Company Act of 2005 (“PUHCA”); (ii) is authorized by FERC pursuant to Section 205 of the FPA to sell electric power, including energy and capacity, at market-based rates; and (iii) is authorized by FERC to issue securities and assume obligations or liabilities pursuant to Section 204 of the FPA.
     (w) FERC Proceedings. There are no pending FERC proceedings in which the EWG status, market-based rate authority or the FPA Section 204 authority of a Project Company is subject to withdrawal, revocation or material modification other than FERC rulemakings of general applicability, including, but not limited to, Market-Based Rates for Wholesale Sales of Energy, Capacity and Ancillary Services by Public Utilities in Docket No. RM04-7-000.
     (x) Regulatory Approvals. Except for any FERC approvals required in connection with the Lender Parties’ exercise of remedies under the Loan Documents, no approvals or authorizations from FERC are required to be obtained by any Project Company, the Loan Parties, the First Lien Collateral Agent or the Lender Parties with respect to the Transaction.
     (y) Existing Regulatory Orders. The Borrower and each Project Company is in full compliance in all material respects with the terms and conditions of all orders issued by FERC under Section 203 of the FPA and obtained by the Borrower or any Project Company.
     (z) PUHCA. The Borrower is a “holding company” within the meaning of Section 1262(8) of PUHCA solely with respect to its ownership of one or more EWGs, and is not subject to or is otherwise exempt from regulation under PUHCA except for regulation under Section 1265 of PUHCA.

     (aa) Material Adverse Effect. Except as disclosed in writing to the Lender Parties, since the Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (bb) Violation of Law. No Loan Party is in violation of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on it, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
ARTICLE V
COVENANTS
          SECTION 5.01. Affirmative Covenants. Until a Repayment Event has occurred, the Borrower and each Guarantor will:
     (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders binding on it, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, other than any such non-compliance which could not reasonably be expected to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property (unless, in the case of (i) and (ii), the failure to do so could not reasonably be expected to have a Material Adverse Effect); provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and only to the extent that adequate reserves are being maintained.
     (c) Compliance with Environmental Laws. Comply and, if applicable, take commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties (except where such failure to obtain or renew could not reasonably be expected to have a Material Adverse Effect); and conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action in response to any release, discharge or disposal of any Hazardous Materials from or at any of its properties, to the extent required by, and in compliance with, all Environmental Laws (other than any such failure to investigate, study, sample, test, cleanup, remove, remediate or take such other action as could not reasonably be expected to have a Material Adverse Effect); provided, however, that no Loan Party shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP.
     (d) Maintenance of Insurance. Maintain insurance in accordance with Schedule 5.01(d).
     (e) Preservation of Existence, Etc. Preserve and maintain its existence as a limited liability company or corporation, as applicable, and its good standing in the State of Delaware; provided, however, that any Loan Party may consummate any merger or consolidation permitted under Section 5.02(d).
     (f) Visitation Rights. Upon reasonable notice, at any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party, and to discuss the affairs, finances and accounts of any Loan Party with any of their officers or directors and with their independent certified public accountants; provided that (i) so long as no Default shall have occurred and be continuing or (ii) the Borrower shall have consented thereto, neither the Agents nor the Lender Parties shall be entitled to more than one visit to any single Project in any Fiscal Year.
     (g) Keeping of Books. Keep proper books of record and account in accordance with GAAP.
     (h) Maintenance of Properties, Etc. Maintain, preserve and protect (or cause to be maintained, preserved or protected) all of its properties and equipment necessary in the conduct of the business of the Projects in good working order and condition, ordinary wear and tear excepted, and in accordance with Prudent Industry Practices.
     (i) [Reserved].
     (j) Covenant to Give Security. Upon the acquisition or lease of any property by any Loan Party with a fair market value in excess of $25,000,000, and such property, in the reasonable judgment of the Administrative Agent or the First Lien Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Parties, then in each case at the Borrower’s expense:
     (i) no later than 10 Business Days after such acquisition, furnish to the Administrative Agent and the First Lien Collateral Agent a description of the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Administrative Agent; and
     (ii) promptly, but in any event within 90 days after such acquisition, take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, title insurance, surveys, certificates of occupancy, estoppel and consent agreements of lessors, documents, instruments, agreements, opinions and certificates with respect to such Property as the Administrative Agent shall reasonably request to create (and provide evidence thereof) a valid and perfected first priority Lien on such Property in favor of the First Lien Collateral Agent (for the benefit of the First Lien Secured Parties), subject to Permitted Liens.
     (k) Further Assurances. (i) Upon the formation of any Subsidiary permitted pursuant to Section 5.02(k) or (ii) promptly upon reasonable request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, estoppel and consent agreements of lessors, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any such Subsidiary’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the First Lien Collateral Documents, (iii) cause each such Subsidiary to become a Guarantor hereunder by executing a Joinder Agreement and to pledge all of its assets under the First Lien Security Agreement or a security agreement substantially similar thereto to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties (together with any opinions of counsel reasonably requested by any Agent) and (iv) perfect and maintain the validity, effectiveness and priority of any of the First Lien Collateral Documents and any of the Liens intended to be created thereunder.
     (l) Accounts. (i) Establish (unless already established) and maintain at all times in accordance with the Security Deposit Agreement, the Accounts, (ii) cause all Revenues (as defined in the Security Deposit Agreement) and other amounts payable to it (except for interest earned on deposits in the Local Accounts, if any, which shall be credited to such Local Account) to be deposited into, or credited to, the Accounts, in accordance with the terms of the Security Deposit Agreement and (iii) cause all funds (to the extent permitted by the Security Deposit Account) deposited in the Accounts to be applied and disbursed in accordance with the terms of the Security Deposit Agreement.
     (m) Interest Rate Hedging. Enter into prior to the date that is 75 days following the Effective Date, and maintain for a period of no less than three and one-half years, interest rate Hedge Agreements with Hedge Banks covering a notional amount of not less than 50% of the sum of the outstanding principal amount of the Term B Loans and providing for such Persons to make payments thereunder for a period of no less than three and one-half years.
     (n) Maintenance of Credit Ratings. Use all commercially reasonable efforts to maintain ratings on the Facilities from each of Moody’s and S&P for so long as such rating agency is in the business of rating loans and securities of a type similar to the Facilities (it being acknowledged and agreed that the Borrower shall not be required to maintain any minimum credit rating).
     (o) Consents. The Borrower will use commercially reasonable efforts to promptly obtain the consents referred to in Section 5.03(f)(ii)(B).
     (p) Separateness. Comply with the following:
     (i) Each of the Borrower and its Subsidiaries will act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;
     (ii) Each of the Borrower and its Subsidiaries will conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);
     (iii) Each of the Borrower and its Subsidiaries will obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited liability company agreement or bylaws for all of its limited liability company or corporate actions; and
     (iv) Each of the Borrower and its Subsidiaries will comply in all material respects with the terms of its certificate of incorporation or formation and by-laws or limited liability company agreement (or similar constituent documents).
     (q) Maintenance of Regulatory Status. The Project Companies shall maintain EWG status, market-based rate authority under FPA Section 205, FPA Section 204 blanket authorization and compliance with previously issued FPA Section 203 orders applicable to the Borrower or Project Company, except in the event that such authorizations become no longer available, or to the extent such authorizations are limited or restored as a result of FERC’s rulemakings of general applicability including, but not limited to, Market-Based Rates for Wholesale Sales of Energy, Capacity and Ancillary Services by Public Utilities in Docket No. RM04-7-000.
     (r) Certain Collateral Matters. Use commercially reasonable efforts to obtain consents necessary for the granting of any Lien on Property constituting Excluded Property pursuant to clause (a) of the definition thereof.
     (s) Commodity Hedging. Enter into prior to the date that is twelve (12) months following the Effective Date, and maintain at all times for the term referred to below, Eligible Permitted Commodity Hedge and Power Sale Agreements covering capacity payments and/or premiums to be received by the Borrower for an additional 600 to 800 megawatts of capacity for a term of three to five years in the form of a heat rate tolling option or of a similar product or set of products and otherwise reasonably acceptable to the Administrative Agent; provided that any Eligible Permitted Commodity Hedge and Power Sale Agreement that is in form and substance substantially similar to the Initial Commodity Hedge and Power Sale Agreement (with such modifications thereto as are necessary or desirable to reflect the modified term and modified capacity requirements stated herein) shall be acceptable for purposes hereof.
          SECTION 5.02. Negative Covenants. Until a Repayment Event has occurred, neither the Borrower nor any Guarantor will, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired or assign any accounts or other right to receive income, except:
     (i) Liens created under the First Lien Collateral Documents; provided that (i) such Liens only secure (A) Debt permitted under Section 5.02(b)(i), (B) obligations under Eligible Permitted Commodity Hedge and Power Sale Agreements (including, without limitation, the Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s)) and (C) obligations under Secured Hedge Agreements, (ii) such Liens are subject to the terms of the Intercreditor Agreement and (iii) any Commodity Hedge Counterparty party to any such Eligible Permitted Commodity Hedge and Power Sale Agreement or any Hedge Bank party to any such Secured Hedge Agreement shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a First Lien Secured Party thereunder;
     (ii) Liens created under the Second Lien Collateral Documents; provided that (i) such Liens only secure Debt permitted under Section 5.02(b)(ii), (ii) such Liens are subject to the terms of the Intercreditor Agreement and (iii) any lender (or any agent or trustee thereof) with respect to such Debt shall have become a party to the Intercreditor Agreement as, and shall have the obligations of a Second Lien Secured Party thereunder;
     (iii) Permitted Liens;
     (iv) Liens existing on the date hereof and described on Schedule 5.02(a) hereto;
     (v) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing or refinancing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (v) shall not exceed the amount permitted under Section 5.02(b)(iv) at any time outstanding;
     (vi) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
     (vii) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, any operating lease;
     (viii) pledges or deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;
     (ix) Liens arising under Capitalized Leases permitted under Section 5.02(b)(viii); provided that no such Lien shall extend to or cover any Collateral or assets other than the property subject to such Capitalized Leases;
     (x) Liens securing Debt permitted under Section 5.02(b)(iii); and
     (xi) any other Liens securing Debt in aggregate amount not to exceed at any time $5,000,000.
          (b) Debt. Create, incur, assume or suffer to exist any Debt, except:
     (i) Debt under the Loan Documents;
     (ii) Debt under the Second Lien Loan Documents in an aggregate principal amount not to exceed $350,000,000;
     (iii) Debt incurred solely to finance Permitted Developments not to exceed in the aggregate, when taken together with any equity proceeds referred to in Section 5.02(f)(viii)(A), $140,000,000;
     (iv) Debt secured by Liens permitted by Section 5.02(a)(v) not to exceed in the aggregate $25,000,000 at any time outstanding;

     (v) to the extent constituting Debt, (A) payment obligations under Secured Hedge Agreements and (B) obligations under the Borrower’s fuel oil inventory financing program relating to (x) Mystic I, not to exceed in the aggregate at any time 750,000 bbls and (y) Fore River, not to exceed in the aggregate at any time 700,000 bbls;
     (vi) to the extent permitted under Section 5.02(l) and constituting Debt, obligations under any (A) Permitted Commodity Hedge and Power Sale Agreements and (B) other Commodity Hedge and Power Sale Agreements with net exposure thereunder not to exceed in the aggregate at any time $100,000,000;
     (vii) Debt owed to any Loan Party, which Debt shall (x) constitute Pledged Debt, (y) be subordinated pursuant to the Terms of Subordination and (z) be otherwise permitted under Section 5.02(f);
     (viii) Capitalized Leases not to exceed in the aggregate $20,000,000 for Fore River, $40,000,000 for Mystic Development and $15,000,000 for Mystic I, in each case, at any time outstanding;
     (ix) to the extent constituting Debt, Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations incurred in the ordinary course of business and not in connection with Debt for Borrowed Money;
     (x) other unsecured Debt of the Loan Parties issued in settlement of delinquent obligation of the Loan Parties or disputes between the Loan Parties and other Persons under Contractual Obligations of the Loan Parties (other than in respect of Debt);
     (xi) Guaranteed Debt of any Loan Party in respect of any Debt otherwise permitted to be incurred under this Section 5.02(b);
     (xii) endorsements of negotiable instruments for collection;
     (xiii) (without duplication) Surviving Debt; and
     (xiv) other unsecured Debt of the Loan Parties in an aggregate amount not to exceed $50,000,000 at any time outstanding.
     (c) Change in Nature of Business. Make any material change in the nature of its business as carried on at the date hereof and activities reasonably incidental thereto or in connection with any Permitted Development.
     (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it; provided that any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; provided that the Person formed by such merger or consolidation obtains prior approval under Section 204 of the FPA to the extent required; and provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor.
     (e) Sales of Assets, Etc. Sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
     (i) sales of (or the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity, gas or fuel transportation, power transportation or ancillary services or other inventory in the ordinary course of such Person’s business including, without limitation, Permitted Trading Activities;
     (ii) sales, transfers or other dispositions in the ordinary course of its business of Property that is surplus (including, without limitation, surplus land and emission credits not required for the continued operation of any Project in any given year), obsolete, defective, worn-out, damaged, rendered unfit for normal use or property that is being exchanged for similar property, or that individually or in the aggregate is not essential for the continued operation of any Project;
     (iii) the liquidation, sale or use of Cash and Cash Equivalents;
     (iv) sales, transfers or other dispositions of assets among Loan Parties;
     (v) sales or discounts without recourse of accounts receivable arising in the ordinary course of such Person’s business in connection with the compromise or collection thereof;
     (vi) dispositions required or contemplated by the Contractual Obligations in existence as of the date hereof with or relating to Governmental Authorities and relating to the Guarantors; and
     (vii) sales of Property by the Borrower or any Guarantor so long as (A) the purchase price paid to the Borrower or such Guarantor for such Property shall be no less than the fair market value of such Property at the time of such sale, (B) at least 75% of the consideration to be received is paid in cash or Cash Equivalents and such remaining 25% is not a debt instrument of the Borrower or any of its Affiliates (provided that for purposes of this subclause (B), (I) any amounts deposited into an escrow or other type of holdback account and any consideration in the form of readily marketable securities shall be deemed to be cash, (II) customary purchase price adjustments may be settled on a non-cash basis and (III) the assumption of Debt relating to the asset being disposed shall be disregarded for the purposes of this provision); and (C) the aggregate purchase price paid to the Borrower and all of the Guarantors for such Property and all other Property sold by the Borrower and the Guarantors (1) during the same Fiscal Year pursuant to this clause (vii) shall not exceed $25,000,000 and (2) since the Effective Date shall not exceed $125,000,000.
Events of Eminent Domain or Casualty Events (as such terms are defined in the Security Deposit Agreement) do not qualify as sales, leases, transfers or other dispositions of Property for purposes of this Section 5.02(e).
     (f) Investments in Other Persons. Make or hold any Investment in any Person, except:
     (i) Investments by and among Loan Parties in other Loan Parties;
     (ii) Investments by the Loan Parties in Cash Equivalents;
     (iii) to the extent constituting Investments, Investments in contracts and agreements (including, without limitation, (A) Permitted Commodity Hedge and Power Sale Agreements, (B) interest rate Hedge Agreements and (C) other Commodity Hedge and Power Sale Agreements with net exposure thereunder not to exceed in the aggregate $100,000,000 at any time, when taken together with any net exposure referred to in Section 5.02(b)(vi)(B)), including prepaid deposits and expenses thereunder, to the extent permitted under the Loan Documents;
     (iv) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
     (v) Investments in the Accounts and the Local Accounts and Investments of the funds on deposit therein, in each case, as otherwise permitted under the Loan Documents;
     (vi) loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, moving expenses and similar expenses incurred in the ordinary course of business of such Loan Party in an aggregate principal amount at any time outstanding not exceeding $1,000,000;
     (vii) to the extent constituting Investments, Debt which is permitted under Section 5.02(b);
     (viii) Investments by the Borrower or any Guarantor in Permitted Developments made solely with the proceeds (not to exceed, in the aggregate,

$140,000,000) of (A) of capital contributions (or sales of equity securities of EBG Holdings) received directly or indirectly from EBG Holdings and (B) any Debt permitted to be incurred pursuant to Sections 5.02(b)(ix); and
     (ix) Investments in Permitted Developments by the Borrower or any Guarantor after the Effective Date in an aggregate amount not to exceed $10,000,000; and
     (x) any other Investments in an aggregate amount not to exceed $5,000,000 at any time.
     (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower or to any Loan Party of which it is a Subsidiary and (B) accept capital contributions from its parent to the extent permitted under Section 5.02(f); provided that the Borrower shall be able to pay EBG Holdings Tax Liabilities, EBG Holdings O&M Costs, the Distribution and the Tender Offer, in each case, in accordance with the Closing Date Flow of Funds Memo or the Security Deposit Agreement.
     (h) Amendments of Constitutive Documents. Amend its limited liability company agreement, bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.
     (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as permitted by GAAP, or (ii) Fiscal Year.
     (j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt other than the intercompany Debt among the Loan Parties that is expressly subordinated to the Obligations hereunder, or that is secured and the Liens securing such Debt rank behind the Liens created by the First Lien Collateral Documents, or permit any of its Subsidiaries to do any of the foregoing, in each case, except to the extent permitted by the Loan Documents.
     (k) Partnerships; Formation of Subsidiaries, Etc. (i) Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so or (ii) organize any new Subsidiary (other than (x) a Permitted Development Subsidiary organized in connection with a Permitted Development or (y) a Subsidiary formed for the purpose of conducting Permitted Trading Activities, in each case, in compliance with Section 5.01(k)).
     (l) Speculative Transactions and Permitted Commodity Hedge and Power Sale Agreements. Engage, or permit any of its Subsidiaries to engage, in any Commodity Hedge and Power Sale Agreements or any similar transactions entered into solely for speculative purposes (it being acknowledged and agreed that the Initial Commodity Hedge and Power Sale Agreements, the Eligible Permitted Commodity Hedge and Power Sale Agreements required pursuant to Section 5.01(s) and any other Eligible Permitted Commodity Hedge and Power Sale Agreements or any other Permitted Trading Activity (other than an Excess Duration Transaction) shall be deemed to be in compliance with this Section 5.02(l)).
For purposes of this Section 5.02(l), “Excess Duration Transaction” means any Commodity Hedge and Power Sale Agreements or any similar transactions (A) that, when taken together on a net basis with all other such agreements outstanding (other than the RMR Agreement) for any period, would cause the aggregate amount of contracted capacity to be provided (whether financially or physically) by the Loan Parties pursuant to such agreements for such period to exceed an amount equal to the projected available capacity of all of the Projects for such period; provided that, if the Permitted Development is not subject to the independent system operator to which the other Projects are subject, the projected available capacity related to the Permitted Development shall not be taken together with the projected available capacity of the other Projects but shall be treated as separate contracted capacity or (B) other than any Eligible Permitted Commodity Hedge and Power Sale Agreements, have a stated maturity in excess of 14 months from the date such agreement is entered into.
     (m) Capital Expenditures. Make any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Loan Parties to exceed, in any Fiscal Year, the Adjusted Capex Limit. During any Fiscal Year, Capital Expenditures shall be deemed to be made first from Carryover Amounts for such Fiscal Year, second from the Base Capex Allowance for such Fiscal Year and third from any Pullback Amount for such Fiscal Year.
     (n) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, or agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract, except as could not reasonably be expected to have a Material Adverse Effect; provided that no such cancellation, termination, amendment, modification, change, agreement, waiver, approval or consent shall be a Default hereunder if such Loan Party enters into a Replacement Material Contract within 60 days thereafter; provided further that, if a Responsible Officer of the Borrower certifies to the satisfaction of the Administrative Agent that the Borrower or any Loan Party is diligently pursuing such Replacement Material Contract and that such Replacement Material Contract is reasonably likely to be entered into within the next 60 days, then such 60-day period shall be extended for an additional 60 days; provided further that notwithstanding the foregoing, the Borrower and Mystic Development shall be permitted to terminate and release the Distrigas Guaranty and/or the Cabot Guaranty in connection with the settlement of the Distrigas Litigation.
     (o) Regulatory Matters. Make or permit to be made any change in the upstream ownership of a Guarantor without first obtaining any necessary authorization under Section 203 of the FPA.
     (p) Transactions with Affiliates. Enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is:
     (i) (A) on fair and reasonable terms no less favorable to such Loan Party than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (B) of the kind which would be entered into by a prudent Person in the position of such Loan Party with a Person that is not one of its Affiliates;
     (ii) an arrangement, transaction or contract expressly permitted by the terms of this Agreement;
     (iii) the payment of fees and indemnities to directors, officers, consultants and employees of the Loan Parties in the ordinary course of business;
     (iv) pursuant to the Management and Operation Agreements, including the payment of fees, costs and expenses as required thereunder (as of the date hereof);
     (v) (A) any employment or severance agreements or arrangements entered into by the Loan Parties in the ordinary course of business, or (B) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto; or
     (vi) the payment of fees, expenses, bonuses and awards related to the Transactions contemplated by the Transaction Documents and Loan Documents to the extent, in the case of the Transaction Documents, written notice thereof has been provided to the Administrative Agent prior to the Effective Date.
     (q) Maintenance of Accounts. Establish or maintain any account other than (i) the Accounts established and maintained pursuant to the Security Deposit Agreement, (ii) the Local Accounts and (iii) other accounts in existence on the Effective Date (provided that the Borrower causes each such account to be closed and the funds on deposit therein or credited thereto at the time of such closure to be transferred to the Revenue Account within 60 days after the Effective Date).
          SECTION 5.03. Reporting Requirements. Until a Repayment Event has occurred, the Borrower will furnish to the Agents (who will then circulate to the Lenders):
     (a) Default Notice. As soon as possible and in any event within five days after the Borrower obtains knowledge thereof, the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year (but, in the case of the 2006 Fiscal Year, 150 days after the end of such Fiscal Year), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of KPMG LLP or other independent public accountants of recognized standing acceptable to the Administrative Agent and (ii) a certificate of the senior financial officer of the Borrower (A) certifying such financial statements as having been prepared in accordance with GAAP, (B) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (C) attaching a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
     (c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the senior financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
     (d) Annual Budget. As soon as available and in any event no later than 15 days before the start of each Fiscal Year, an annual budget, prepared on a quarterly basis for such Fiscal Year in substantially the form attached hereto as Exhibit I or in form otherwise acceptable to the Administrative Agent (with respect to each such Fiscal Year, the “Budget”), which Budget shall be certified by the senior financial officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made. The Borrower and the Guarantors shall use their best efforts to comply in all material respects with each applicable Budget, subject to market conditions.
     (e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, litigation and proceedings before any Governmental Authority of the type described in Section 4.01(g).
     (f) Agreement Notices; Etc. (i) Promptly upon execution thereof, copies of any Material Contract entered into by any Loan Party after the date hereof;
     (ii) (A) Promptly (but in any event within 10 days) following any Loan Party’s entering into of any Material Contract after the date hereof, a Consent and Agreement in respect of such Material Contract and (B) promptly following receipt by the Borrower after the Effective Date, a Consent and Agreement with respect of each Material Contract as of the Effective Date for which a Consent and Agreement was not delivered pursuant to Section 3.01(a)(ii)(E); and
     (iii) Promptly upon execution thereof, copies of any amendment, modification or waiver of any material provision of any Second Lien Loan Document or any Material Contracts.
     (g) ERISA.
     (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that could reasonably be expected to result in liability in excess of $10,000,000, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information within 10 Business Days.
     (ii) Plan Terminations. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
     (iii) Multiemployer Plan Notices. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability that could reasonably be expected to result in liability in excess of $10,000,000 by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that could reasonably be expected to result in liability in excess of $10,000,000 or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
     (h) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance known to the Borrower by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the First Lien Mortgages to be subject to any material restrictions on ownership or transferability, or subject to any material Lien, under any Environmental Law.
     (i) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(r) and 4.01(s) hereto, including an identification of all material owned and leased real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, and, in the case of leases of property, lessor and lessee thereof) of all material real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be reasonably necessary for such Schedules to be accurate and complete.
     (j) Insurance. (i) Promptly after the Borrower gains knowledge of the occurrence thereof, a report summarizing any changes in the insurance coverage of the Borrower and its Subsidiaries resulting from a change in the insurance markets of the type described in Section 2 of Schedule 5.01(d).
     (ii) Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting any Loan Party, whether or not insured, through fire, theft, other hazard, casualty involving a probable loss of $10,000,000 or more.
     (iii) Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any property damage insurance required to be maintained under Section 5.01(d).
     (k) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.
          SECTION 5.04. Financial Covenants. Until a Repayment Event has occurred, the Borrower will:
     (a) Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to exceed the correlative ratio indicated:

Leverage Ratio
Fiscal Quarter	Ratio
Quarter 1 2007	11.0x
Quarter 2 2007	11.0x
Quarter 3 2007	11.0x
Quarter 4 2007	11.0x
Quarter 1 2008	11.0x
Quarter 2 2008	11.0x
Quarter 3 2008	11.0x
Quarter 4 2008	11.0x
Quarter 1 2009	10.0x
Quarter 2 2009	10.0x
Quarter 3 2009	10.0x
Quarter 4 2009	10.0x
Quarter 1 2010	9.0x
Quarter 2 2010	9.0x
Quarter 3 2010	9.0x
Quarter 4 2010	9.0x

Leverage Ratio
Fiscal Quarter	Ratio
Quarter 1 2011	8.0x
Quarter 2 2011	8.0x
Quarter 3 2011	8.0x
Quarter 4 2011	8.0x
Quarter 1 2012	7.0x
Quarter 2 2012	7.0x
Quarter 3 2012	7.0x
Quarter 4 2012	7.0x
Quarter 1 2013	6.0x
Quarter 2 2013	6.0x
Quarter 3 2013	6.0x
Quarter 4 2013	6.0x
     (b) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to be less than the correlative ratio indicated:

Interest Coverage Ratio
Fiscal Quarter	Ratio
Quarter 1 2007	1.05x
Quarter 2 2007	1.05x
Quarter 3 2007	1.05x
Quarter 4 2007	1.05x
Quarter 1 2008	1.05x
Quarter 2 2008	1.05x
Quarter 3 2008	1.10x
Quarter 4 2008	1.10x
Quarter 1 2009	1.10x
Quarter 2 2009	1.10x

Interest Coverage Ratio
Fiscal Quarter	Ratio
Quarter 3 2009	1.10x
Quarter 4 2009	1.10x
Quarter 1 2010	1.25x
Quarter 2 2010	1.25x
Quarter 3 2010	1.25x
Quarter 4 2010	1.25x
Quarter 1 2011	1.50x
Quarter 2 2011	1.50x
Quarter 3 2011	1.50x
Quarter 4 2011	1.50x
Quarter 1 2012	1.75x
Quarter 2 2012	1.75x
Quarter 3 2012	1.75x
Quarter 4 2012	1.75x
Quarter 1 2013	2.00x
Quarter 2 2013	2.00x
Quarter 3 2013	2.00x
Quarter 4 2013	2.00x
     (c) Right to Cure Financial Covenants. (i) Notwithstanding anything to the contrary contained in Section 5.04(a) or (b), if the Loan Parties fail to comply with the requirements of either covenant set forth in Section 5.04(a) or (b) (the “Financial Covenants”), then until the 10th calendar day after delivery of the related certificate pursuant to Section 5.03(b) or (c), the Borrower shall have the right to receive cash contributions from EBG Holdings in an aggregate amount equal to or greater than the amount that, if added to Consolidated Adjusted EBITDA for the relevant Fiscal Quarter, would have been sufficient to cause compliance with the Financial Covenants for such Fiscal Quarter (an “Equity Cure”).
     (ii) The Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated. The Borrower shall not be entitled to exercise the Equity Cure any more than one time in any consecutive four Fiscal Quarters.

     (iii) Upon the delivery by the Borrower of a Cure Notice, no Event of Default or Default shall be deemed to exist pursuant to the Financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within 10 days after delivery of the related certificate pursuant to Section 5.03(b) or (c), each such Default or Event of Default shall be deemed reinstated.
     (iv) The cash amount received by the Borrower pursuant to exercise of the Equity Cure shall be added to Consolidated Adjusted EBITDA for the immediately preceding Fiscal Quarter solely for purposes of recalculating compliance with the Financial Covenants for such Fiscal Quarter and of calculating the Financial Covenants for the periods that include such Fiscal Quarter.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Payment Defaults. (i) the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Loan within three Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (a) within ten Business Days after the same shall become due and payable;
     (b) Misrepresentation. any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; provided, however, that if (i) such Loan Party was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied, within 30 days from the date on which the Borrower or any officer thereof first obtains knowledge thereof such that such incorrect or false representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such incorrect or false representation or warranty shall not constitute a Default or Event of Default;
     (c) Certain Covenants. the Borrower shall fail to perform or observe any term, covenant or agreement contained in (i) Sections 2.14, 5.01(e) and (l), 5.02 (other than clauses (l) and (p) thereof), 5.03(a) or 5.04 or (ii) Sections 5.01(d), (m), (p) and

(s) and 5.02(l) and (p) and such default under this subclause (ii) shall continue unremedied for a period of ten (10) days after the earlier of the date on which (x) any Responsible Officer of a Loan Party becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party;
     (d) Other Covenants. any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; provided, however, that (A) if such failure is not susceptible to being remedied solely by the payment of money to any Person that is due after giving effect to any grace provisions, dispute resolution provisions or similar provisions and is not susceptible to cure within 30 days, (B) such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure could not reasonably be expected to have a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period);
     (e) Cross Default. any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $25,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding under this Agreement and obligations under Hedge Agreements, Commodity Hedge and Power Sale Agreements and Debt described in clause (b) of the definition of “Guaranteed Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;
     (f) Hedge Cross Default. any Loan Party shall default under any one or more Hedge Agreements or Commodity Hedge and Power Sale Agreements on any required payment obligation in excess of $25,000,000 individually or in the aggregate for all Loan Parties, after giving effect to any grace periods, dispute resolution provisions or similar provisions contained in such Hedge Agreement or Commodity Hedge and Power Sale

Agreement (it being acknowledged and agreed that any such Default shall be deemed to be cured for all purposes under the Loan Documents if and when such Loan Party pays or causes the payment of such defaulted amount);
     (g) Insolvency Event. any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (g);
     (h) Judgments. any final judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 shall be rendered against any Loan Party or any of its Subsidiaries by one or more Governmental Authorities, arbitral tribunals or other bodies having jurisdiction against such Loan Party which remains unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (i) Non-Monetary Judgments. any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (j) Invalidity. any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (except as a result of acts or omissions of the First Lien Secured Parties) cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing;
     (k) Collateral. any First Lien Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in any material portion of the Collateral purported to be covered thereby;

     (l) Equity of Borrower. the failure of EBG Holdings to hold (directly or indirectly) 100% of the Equity Interests of the Borrower and its Subsidiaries;
     (m) ERISA. (i) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) could reasonably be expected to have a Material Adverse Effect;
     (ii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect;
     (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount that could reasonably be expected to have a Material Adverse Effect;
     (n) Commodity Hedge and Power Sale Agreements. (i) any Commodity Hedge Counterparty to any Initial Commodity Hedge and Power Sale Agreement or any Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s) shall fail to perform or observe any material term, covenant or agreement contained in such Initial Commodity Hedge and Power Sale Agreement or any Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s) if after each case, such failure shall remain unremedied for 30 days or (ii) any Initial Commodity Hedge and Power Sale Agreement or any Eligible Permitted Commodity Hedge and Power Sale Agreement required pursuant to Section 5.01(s) shall terminate on or before its scheduled expiration date except upon fulfillment of each party’s obligations thereunder, or shall be declared null and void or unenforceable by a Governmental Authority or a party thereto anticipatorily repudiates its obligations thereunder, and in each such case of (i) or (ii), the Loan Parties shall not have entered into a Replacement Commodity Hedge and Power Sale Agreement within 60 days of the occurrence of any such event; or
     (o) Loss Proceeds. the occurrence of (i) a Casualty Event with respect to (A) all or a material portion of the Property of any Project or (B) all or a material portion of the Collateral or (ii) an Event of Eminent Domain with respect to (A) all or a material portion of the Property of any Project or (B) all or a material portion of the Collateral, unless in the case of each of clause (i) and (ii) the Borrower shall have received, within 90 days after such occurrence, Insurance Proceeds or Eminent Domain Proceeds or cash equity contributions from EBG Holdings in an amount sufficient to repair or rebuild such Project or Collateral, as the case may be;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Loans (other than Synthetic L/C Loans by the Synthetic Issuing Banks, Revolving Credit Lenders or Synthetic L/C Lenders pursuant to Section 2.03(c)) and of each Synthetic Issuing Bank to issue Synthetic Letters of Credit to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Loans (other than Synthetic L/C Loans by the Synthetic Issuing Banks, Revolving Credit Lenders or Synthetic L/C Lenders pursuant to Section 2.03(c)) and of each Synthetic Issuing Bank to issue Synthetic Letters of Credit shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
          SECTION 6.02. Actions in Respect of the Synthetic Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the First Lien Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Synthetic L/C Cash Collateral Account, an amount equal to 103.0% of the aggregate Available Amount of all Synthetic Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Synthetic L/C Cash Collateral Account, an amount equal to 103.0% of the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the First Lien Collateral Agent determines that any funds held in the Synthetic L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than 103.0% of the aggregate Available Amount of all Synthetic Letters of Credit,

the Borrower will, forthwith upon demand by the Administrative Agent or the First Lien Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Synthetic L/C Cash Collateral Account, an amount equal to the excess of (a) 103.0% of the aggregate Available Amount of all Synthetic Letters of Credit then outstanding over (b) the total amount of funds, if any, then held in the Synthetic L/C Cash Collateral Account that the Administrative Agent or the First Lien Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Synthetic Letter of Credit for which funds are on deposit in the Synthetic L/C Cash Collateral Account, such funds shall be applied to reimburse the Synthetic Issuing Bank or the Appropriate Lenders, as applicable, to the extent permitted by applicable law.
ARTICLE VII
THE AGENTS
          SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender and a Synthetic Issuing Bank (if applicable)) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.
          (b) The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the First Lien Collateral Documents or of exercising any rights and remedies thereunder at the direction of the First Lien Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of the Administrative Agent’s gross negligence or willful misconduct.
          SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 7.03. Initial Banks and Affiliates. With respect to its Commitments, the Loans made by it and any Notes issued to it, each Initial Bank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though each were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include each Initial Bank in their respective individual capacities. Each Initial Bank and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Initial Bank was not an Agent and without any duty to account therefor to the Lender Parties. No Initial Bank shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Initial Bank.
          SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.
          (b) Each Synthetic L/C Lender severally agrees to indemnify the Synthetic Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Synthetic Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Synthetic Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Synthetic Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Synthetic L/C Lender agrees to reimburse the Synthetic Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Synthetic Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.
          (c) For purposes of Section 7.05(a), (i) each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (A) the aggregate principal amount of the Loans outstanding at such time and owing to such Lender Party, (B) in the case of any Synthetic L/C Lender, such Synthetic L/C Lender’s Pro Rata Shares of the aggregate Available Amount of all Synthetic Letters of Credit outstanding at such time, (C) in the case of any Term B Lender, the aggregate unused portions of such Term B Lender’s Term B Commitments at such time and (D) in the case of any Revolving Credit Lender, such Revolving Credit Lender’s Unused Revolving Credit Commitments at such time, (ii) each Revolving Credit Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (A) the aggregate principal amount of the Revolving Credit Loans outstanding at such time and owing to such Lender, and (B) such Lender’s Unused Revolving Credit Commitments at such time, (iii) each Synthetic L/C Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (A) the aggregate principal amount of the Synthetic L/C Loans outstanding at such time and owing to such Lender and (B) the aggregate unused portion of such

          Lender’s Synthetic L/C Deposit Commitment, if any, at such time. The failure of any Lender Party to reimburse any Agent or any Synthetic Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the such Agent or such Synthetic Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or Synthetic Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or Synthetic Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
          (d) Each Revolving Credit Lender severally agrees to indemnify the Fronting Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided in clause (d) above) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Fronting Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Fronting Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Fronting Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Fronting Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Fronting Bank is not promptly reimbursed for such costs and expenses by the Borrower.
          SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign as to any or all of the Facilities at any time by giving 30 days’ written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan

Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Synthetic Letters of Credit (notwithstanding any resignation as Administrative Agent with respect to the Synthetic L/C Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent as to any of the Facilities shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent as to such Facilities under this Agreement.
ARTICLE VIII
GUARANTY
          SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.
          SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed

Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);
     (g) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
          SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

          (d) Each Guarantor acknowledges that the First Lien Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the First Lien Collateral Agent and the other First Lien Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
          SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Loan Party directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Synthetic Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Term B Maturity Date, (c) the latest date of expiration or termination of all Synthetic Letters of Credit and all Secured Hedge Agreements and (d) the return of the Synthetic L/C Deposits and the Revolving Credit-Linked Deposits, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Term B Maturity Date shall have occurred, (iv) all Synthetic Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and (v) the Synthetic L/C Deposits and the Revolving Credit-Linked Deposits shall have been returned to the Synthetic L/C Lenders, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          SECTION 8.05. Subordination. Each Loan Party hereby subordinates any and all debts, liabilities and other Obligations owed to such Loan Party by each other Loan Party (the “Subordinated Obligations”) to the First Lien Obligations of such Loan Party to the extent and in the manner provided in the Terms of Subordination.
          SECTION 8.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until a Repayment Event has occurred, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it, its Synthetic L/C Deposits, its Revolving Credit-Linked Deposits and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 9.07. Except as expressly permitted under the Loan Documents, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Amendments, Etc. (a) Subject to Section 5.3(d) of the Intercreditor Agreement and clause (b) below, no amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document (including the Intercreditor Agreement and the Security Deposit Agreement), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or the Administrative Agent on their behalf), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
     (i) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all of the Lender Parties, do any of the following at any time:

     (A) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02;
     (B) change (A) the definition of “Required Lenders” or (B) the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Loans or (z) the aggregate Available Amount of outstanding Synthetic Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document;
     (C) change any other definition in the Intercreditor Agreement or the Security Deposit Agreement in any manner materially and adversely affecting the Lender Parties;
     (D) other than as expressly contemplated by Section 5.1 of the Intercreditor Agreement, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of a material portion of the value of the Guaranties to the Lender Parties;
     (E) other than as expressly contemplated by Section 5.1 of the Intercreditor Agreement, release any material portion of the Collateral in any transaction or series of related transactions; or
     (F) amend this Section 9.01, and
     (ii) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:
     (A) increase the Commitments of a Lender Party without the consent of such Lender Party;
     (B) reduce the principal of, or stated rate of interest on, the Loans owed to a Lender Party or the Synthetic L/C Deposit or the Revolving Credit-Linked Deposit of such Lender Party or any fees (including the Participation Fee and other fees payable pursuant to Section 2.08) or any other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party;
     (C) postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.04 or 2.07, any date on which the Synthetic L/C Deposits or the Revolving Credit-Linked Deposit are to be returned in full to the Synthetic L/C Lenders or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party;
     (D) impose any restrictions on the rights of such Lender Party under Section 9.07;
     (E) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially adversely affects the Lenders under a Facility without the consent of holders of a majority of the Commitments or Loans outstanding under such Facility;
     (F) change the order of application of proceeds of Collateral and other payments set forth in Section 4.1 of the Intercreditor Agreement or Article III of the Security Deposit Agreement in a manner that materially adversely affects any Lender Party without the consent of such Lender Party; or
     (G) otherwise amend or modify any of the Intercreditor Agreement or any First Lien Collateral Document in a manner which disproportionately affects any Lender Party vis-à-vis any other Secured Party without the written consent of such Lender Party;
provided further that no amendment, waiver or consent shall, unless in writing and signed by each Synthetic Issuing Bank, as the case may be, in addition to the Borrower and the Lenders required above to take such action, affect the rights or obligations of the Synthetic Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Borrower and the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
          (b) Notwithstanding the other provisions of this Section 9.01, the Borrower, the Guarantors, the First Lien Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lender Parties; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the First Lien Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the First Lien Collateral Documents or (iv) to facilitate the return of the Synthetic Deposits to the Synthetic L/C Lenders in a manner consistent with the intent of this Agreement.
          (c) If, in connection with any proposed amendment, waiver or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to this Section 9.01, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented (any such Lender whose consent is not obtained as described in this Section 9.01 being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request and at the sole cost and expense of the Borrower, the Administrative Agent or an Eligible Assignee shall be entitled (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender (by its acceptance of the benefits of the applicable Loan Documents) agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Loans and Commitments of such Non-Consenting Lender or Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided that such Eligible Assignee consents to the proposed amendment, waiver or consent (it being understood and agreed that the Commitments of such Non-Consenting Lender shall include, if such Non-Consenting Lender is a Synthetic Issuing Bank, the Synthetic L/C Issuing Commitment of such Non-Consenting Lender). Each Lender (by its acceptance of the benefits of the Loan Documents) agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) ineffective.
          SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic (including portable document format (pdf)) communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at The Schrafft Center, 529 Main Street, Suite 605, Charlestown, MA 02129, Attention: Executive Vice President, Fax: (617) 381-2211 (with a copy sent to Boston Generating LLC c/o K Road Power Management, LLC, 330 Madison Avenue, 25th Floor, New York, NY 10017, Attention: President, Fax: (212) 351-0515 and a copy sent to Robert F. Quaintance Jr. and Paul D. Brusiloff, Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Fax: (212) 521-7451 and (212) 521-7015, respectively); if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the administrative questionnaire delivered in conjunction with the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Administrative Agent or the First Lien Collateral Agent, at its address at 11 Madison Avenue, New York, NY 10010, Attention: Candace Sorina, Fax: (212) 325-8304, E-mail Address: candace.sorina@credit-suisse.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE

BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees (i) that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9.04. Costs and Expenses. (a) Other than with respect to Other Taxes which are governed solely by Section 2.12, the Borrower agrees to pay on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

          (b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates (other than any Commodity Hedge Counterparty in such capacity) and their respective officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and related expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Loans, the Revolving Credit-Linked Deposits, the Synthetic L/C Deposits or the Synthetic Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby (including, without limitation, the Transaction) or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) in the case of clause (i) above, is a tax. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents, trustees and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans, the Revolving Credit-Linked Deposits, the Synthetic L/C Deposits or the Synthetic Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender Party, any Revolving Credit-Linked Deposit is returned to any Revolving Credit Lender or any Synthetic L/C Deposit is returned to any Synthetic L/C Lender other than on the last day of the Interest Period for such Loan or Synthetic L/C Deposit, as applicable, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Loan for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Loan.

          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
          SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.
          SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.
          SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Loans owing to it, its Synthetic L/C Deposit, its Revolving Credit-Linked Deposit and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower) for each Facility being assigned, provided that simultaneous assignments by two or more Related Funds shall be treated as one assignment for purposes of the minimum assignment requirement, (ii) each such assignment shall be to an Eligible Assignee, and (A) to the extent that such assignment is in respect of the Revolving Credit Facility, the Administrative Agent shall have consented to such assignment and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have consented to such assignment and (B) to the extent such assignment is to any Eligible Assignee that, immediately prior to such assignment, was not a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent shall have consented to such assignment (in each case such consent not to be unreasonably withheld or delayed), (iii) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.17 or Section 9.01 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.17 or Section 9.01 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (v) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with (A) any Note or Notes (if any) subject to such assignment, (B) an administrative questionnaire and tax forms, if applicable and (C) a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that only one such fee shall be payable with respect to simultaneous assignments by or to one or more Related Funds; provided further that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.17 or Section 9.01, the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.
          (b) (i) In connection with each assignment of a Synthetic L/C Deposit Commitment, the Synthetic L/C Deposit of the assignor Synthetic L/C Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy the relevant Eligible Assignee’s obligations in respect of Synthetic Letters of Credit and

     (ii) in connection with each assignment of Revolving Credit Commitments, the Revolving Credit-Linked Deposit of the assignor Revolving Credit Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy such assignee’s obligations in respect of Revolving Credit Loans. Each Revolving Credit Lender agrees that immediately prior to each assignment by a Revolving Credit Lender (A) the Administrative Agent shall establish a new Revolving Credit-Linked Sub-Account in the name of the assignee, (B) unless otherwise consented to by the Administrative Agent, a corresponding portion of the Revolving Credit-Linked Deposit credited to the Revolving Credit-Linked Sub-Account of the assignor Revolving Credit Lender shall be purchased by the assignee and shall be transferred from the assignor’s Revolving Credit-Linked Sub-Account to the assignee’s Revolving Credit-Linked Sub-Account and (C) if after giving effect to such assignment the Revolving Credit Commitment of the assignor Revolving Credit Lender shall be zero, the Administrative Agent shall close the Revolving Credit-Linked Sub-Account of such assignor Revolving Credit Lender.
          (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Synthetic Issuing Bank, as the case may be, hereunder and (ii) the Lender or Synthetic Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Synthetic Issuing Bank’s rights and obligations under this Agreement, such Lender or Synthetic Issuing Bank shall cease to be a party hereto).
          (d) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such

Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Synthetic Issuing Bank, as the case may be.
          (e) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Loans owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
          (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. If requested, in the case of any assignment by a Lender, within 10 Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) an amended and restated Note (which shall be marked “Amended and Restated”) to the account of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, an amended and restated Note to the account of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such amended and restated Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.
          (g) Each Synthetic Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Synthetic Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and

(ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.
          (h) Each Lender Party may sell participations to one or more Persons (other than any Loan Party) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it, its Synthetic L/C Deposit, its Revolving Credit-Linked Deposits and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guarantys.
          (i) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.
          (j) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it, its Synthetic L/C Deposit, its Revolving Credit-Linked Deposits and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (k) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it, its Synthetic L/C Deposit, its Revolving Credit-Linked Deposits and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (l) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (l) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.
          SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Electronic delivery (by telecopier or portable document format (pdf)) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 9.09. No Liability of the Synthetic Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Synthetic Letter of Credit with respect to its use of such Synthetic Letter of Credit. Neither any Synthetic Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Synthetic Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Synthetic Issuing Bank against presentation of documents that do not comply with the terms of a Synthetic Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Synthetic Letter of Credit, except that the Borrower shall have a claim against such Synthetic Issuing Bank, and such Synthetic Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Synthetic Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Synthetic Letter of Credit comply with the terms of the Synthetic Letter of Credit or (ii) such Synthetic Issuing Bank’s willful failure to make lawful payment under a Synthetic Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Synthetic Letter of Credit. In furtherance and not in limitation of the foregoing, such Synthetic Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in connection therewith, shall adhere to Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500.
          SECTION 9.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents, trustees and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.
          SECTION 9.11. Marshalling; Payments Set Aside. Neither any Agent nor any Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lender Parties (or to the Administrative Agent, on behalf of the Lender Parties), or any Agent or Lender Party enforces any security interests or exercise its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
          SECTION 9.12. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.
          SECTION 9.13. Hedge Banks. Each Lender Party hereby agrees that in its capacity as a Hedge Bank it shall, and shall cause its Affiliates in their capacity as Hedge Banks to, comply with all obligations of such party as a Hedge Bank under the Intercreditor Agreement.
          SECTION 9.14. Intercreditor Agreement. Each Lender hereby acknowledges and agrees on behalf of itself and each of its Affiliates in their capacity as Hedge Banks that their respective Lien priorities and other matters related to the Loan Documents and the Collateral are subject to and governed by the Intercreditor Agreement. Each Lender, by delivering its signature page hereto, funding its Loans on the Effective Date and/or executing an Assignment and Acceptance (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved of the Intercreditor Agreement both on its behalf (and on behalf of its Affiliates acting as Hedge Banks) and (b) authorized (on behalf of itself and any Affiliate acting as a Hedge Bank) the Administrative Agent and the First Lien Collateral Agent to perform their respective obligations thereunder.
          SECTION 9.15. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 9.16. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 9.17. Waiver of Jury Trial. Each of the Loan Parties, the Agents and the Lender Parties irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Loans, the Synthetic Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BOSTON GENERATING, LLC, as Borrower
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

MYSTIC I, LLC, as Guarantor
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

FORE RIVER DEVELOPMENT, LLC, as Guarantor
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

MYSTIC DEVELOPMENT, LLC, as Guarantor
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

BG BOSTON SERVICES, LLC, as Guarantor
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

BG NEW ENGLAND POWERSERVICES, INC., as Guarantor
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent
By:	/s/ James Moran
	Name:	James Moran
	Title:	Managing Director

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

GOLDMAN SACHS CREDIT PARTNERS, L.P. as Initial Lender
By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory